Exhibit 1A-7A

MERGER AGREEMENT

AND PLAN OF REORGANIZATION

By, between and among

Kolaboration Ventures Corporation ("Buyer"),

PRH Acquistion Corporation, FFF Acquisition Corporation and PRN Acqusition Corporation ("Buyer Subsidiaries"),

Pacific Reserve Nursery, Inc., Fuji Fire Flowers, LLC and PR Brands LLC ("Targets"),

and

Brook Eagle, Andy D'Amico and William Tomlinson ("Controlling Shareholder")

TABLE OF CONTENTS

PREAMBLE - 5 -
RECITALS - 5 -
DEFINITIONS - 5 -
AGREEMENT - 8 -
ARTICLE 1 - 8 -
1.01. *Agreements to Merge* - 8 -
1.02. *Closing Date; Effective Time* - 8 -
1.03. *Articles of Incorporation* - 8 -
1.04. *Bylaws* - 8 -
1.05. *Directors and Officers* - 8 -
ARTICLE 2 - 9 -
2.01. *Conversion of Targets' Shares* - 9 -
2.02. *Closing of Stock Transfer Books* - 9 -
2.03. *Dissenters' Rights* - 9 -
ARTICLE 3 - 9 -
3.01. *Representations and Warranties* - 10 -
3.02. *Organization, Standing, Corporate Power and Action.* - 10 -
3.03. *Capital Structure of Targets* - 10 -
3.04. *Subsidiaries* - 10 -
3.05. *Financial Statements; Balance Sheet Date* - 11 -
3.06. *Real and Tangible Personal Property (except Inventory)* - 12 -
3.07. *Inventory* - 12 -
3.08. *Intellectual Property* - 12 -
3.09. *Privacy and Data Security* - 13 -
3.10. *Accounts Receivable* - 13 -
3.11. *Interests in Targets' Properties* - 13 -
3.12. *Absence of Undisclosed Liabilities* - 13 -
3.13. *Absence of Specified Changes* - 14 -
3.14. *Permits, Licenses and Franchises* - 15 -
3.15. *Judgments, Decrees or Restraining Orders* - 15 -
3.16. *Insurance* - 15 -
3.17. *Labor Disputes* - 15 -
3.18. *Contracts.* - 15 -
3.19. *Taxes* - 17 -
3.20. *Customers and Suppliers.* - 18 -
3.21. *Employee Benefit Matters.* - 18 -
3.22. *Employment Matters.* - 19 -
3.23. *Environmental Compliance; Hazardous Materials* - 21 -
3.24. *Disclosure* - 21 -
3.25. *Powers of Attorney* - 21 -
3.26. *No Violation of Other Instruments* - 21 -
3.27. *No Brokers* - 22 -
ARTICLE 4 - 22 -
4.01. *Presentations and Warranties* - 22 -

4.02. *Organization and Standing of Buyer and Buyer Subsidiaries* - 22 -
4.03. *Corporate Power and Action* - 22 -
4.04. *No Violation of Other Instruments* - 22 -
4.05. *No Brokers* - 23 -
ARTICLE 5 - 23 -
5.01. *Buyer's Conditions* - 23 -
5.02. *Performance of Acts and Undertakings of Targets* - 23 -
5.03. *Certified Resolutions* - 23 -
5.04. *Continued Accuracy of Targets' Warranties* - 23 -
5.05. *Reserved* - 23 -
5.06. *Approvals from Authorities* - 23 -
5.07. *Consents* - 24 -
5.08. *Stockholders' Approval* - 24 -
5.09. *Dissenting Shares* - 24 -
5.10. *Employment Agreements* - 24 -
5.11. *Filing of Merger Agreement*. - 24 -
5.12. *Targets' Delivery of Updated Schedules* - 24 -
5.13. *Buyer's Approval of Updated Schedules* - 24 -
5.14. *No Order, Injunction, Restraint of Proceedings* - 24 -
ARTICLE 6 - 25 -
6.01. *Targets' Conditions* - 25 -
6.02. *Performance of Acts and Undertakings by Buyer* - 25 -
6.03. *Certified Resolutions* - 25 -
6.04. *Continued Accuracy of Buyer's Warranties* - 25 -
6.05. *Stockholder Approval* - 26 -
ARTICLE 7 - 26 -
7.01. *Disclosure Schedules* - 26 -
ARTICLE 8 - 26 -
8.01. *Due Diligence* - 26 -
8.02. *Termination* - 26 -
ARTICLE 9 - 27 -
9.01. *Survival of Representations, Warranties and Indemnities*. - 27 -
9.02. *Indemnification* - 27 -
9.03. *Establishment of Escrow* - 28 -
ARTICLE 10 - 28 -
10.01. *Termination* - 28 -
10.02. *Right to Proceed* - 29 -
10.03. *Return of Targets' Documents in Event of Termination* - 29 -
10.04. *Attorney Fees and Costs in Event of Termination*. - 29 -
ARTICLE 11 - 29 -
11.01. *Public Announcement* - 29 -
ARTICLE 12 - 29 -
12.01. *Meeting of Targets' Stockholders*. - 30 -
ARTICLE 13 - 30 -
13.01. *Covenants*. - 30 -
ARTICLE 14 - 30 -

14.01. *Governing Law; Successors and Assigns; Counterparts; Entire Agreement* .... - 30 -
ARTICLE 15 .... - 30 -
15.01. *Notices*. .... - 30 -
ARTICLE 16 .... - 31 -
16.01. *Amendments*. .... - 31 -
EXHIBIT A-1 .... - 34 -
EXHIBIT A-2 .... - 38 -
EXHIBIT B .... - 37 -
DISCLOSURE SCHEDULES .... - 49 -

PREAMBLE

This MERGER AGREEMENT AND PLAN OF REORGANIZATION ("**Agreement**") is made as of January 4, 2022, by and among Kolaboration Ventures Corporation, a Wyoming corporation ("**Buyer**"), PRH Acquisition Corporation, a California corporation, FFF Acquisition Corporation, a California corporation and PRN Acquisition Corporation, a California corporation (collectively "**Buyer Subsidiaries**") and Pacific Reserve Nursery, Inc., a California corporation, Fuji Fire Flowers, LLC, a California limited liability company and PR Brands LLC, a California limited liability company (collectively the "**Targets**") and Brook Eagle, an individual, Andy D'Amico, an individual and William Tomlinson, an individual (collectively the "**Controlling Shareholder**").

RECITALS

A. Buyer, Buyer Subsidiaries and Targets intend to enter into separate Agreements of Merger to be filed in the State of California, whereby the Buyer Subsidiaries and Targets intend to effect the merger of the Buyer Subsidiaries with and into the Targets in accordance with, and subject to, the terms and conditions of this Agreement (the "***Merger***"). Upon consummation of the Merger, Buyer Subsidiaries will cease to exist, and Targets will be wholly owned subsidiaries of the Buyer.

B. The respective Boards of Directors of Buyer, Buyer Subsidiaries and Targets have each previously duly approved and declared advisable this Agreement, subject to their final approval after the completion of due diligence and the requisite approval of the stockholders of the respective parties in accordance with applicable law.

C. Buyer, Buyer Subsidiaries and Targets intend that the mergers contemplated hereby qualify as a tax-free reorganizations within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986 (the "**Code**").

DEFINITIONS

In this Agreement, unless otherwise indicated:

(a) **"1051"** has the meaning set forth in Section 5.15.

(b) **"Agreement"** has the meaning set forth in the preamble.

(c) **"Agreements of Merger"** has the meaning set forth in Section 1.02.

(d) **"Balance Sheet"** has the meaning set forth in Section 3.05.

(e) **"Balance Sheet Date"** has the meaning set forth in Section 3.05.

(f) **"Benefit Plan"** has the meaning set forth in Section 3.21(a).

(g) **"Buyer"** has the meaning set forth in the preamble.

(h) **"Buyer Susidiaries"** has the meaning set forth in the preamble.

(i) **"Buyer's Shares"** has the meaning set forth in Section 2.01(b).

(j) "**California Corporations Code"** has the meaning set forth in Section 1.01.

(k) **"Code"** shall have the meaning set forth in the Recitals.

(l) **"Closing"** has the meaning set forth in Section 1.02.

(m)**"Closing Date"** has the meaning set forth in Section 1.02.

(n) **"Contingent Workers"** has the meaning set forth in Section 3.22(a)(ii).

(o) **"Controlling Shareholder"** has the meaning set forth in the preamble.

(p) **"Conversions"** has the meaing set forth in Section 5.05.

(q) **"Data Subjects"** has the meaning set forth in Section 3.09.

(r) **"Dissenters Rights Statutes"** has the meaning set forth in Section 2.03.

(s) **"Effective Time"** has the meaning set forth in Section 1.02.

(t) **"Environmental Law"** as set forth in Section 3.23, means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

(u) **"Escrow Agent"** has the meaning set forth in Section 9.03.

(v) **"Escrow Fund"** has the meaning set forth in Section 9.03.

(w) .

(x) **"Forward Stock Split"** has the meaning set forth in Section 2.01(a).

(y) **"Hazardous Materials"** as set forth in Section 3.23, means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

(z) **"Intellectual Property Rights"** has the meaning set forth in Section 3.08.

(aa) **"Inventory"** has the meaning set forth in Section 3.07.

(bb) **"Knowledge"** means, with repect to the Targets and Controlling Shareholders, the actual knowledge of Controlling Shareholders, their accountants and attorneys after reasonable due inquiry with those persons who would be reasonably expected to have actual knowledge of the matters in question.

(cc) **"Material Customers"** has the meaning set forth in Section 3.20(a).

(dd) **"Material Suppliers"** has the meaning set forth in Section 3.20(b).

(ee) **"Merger"** has the meaning set forth in the recitals.

(ff) **"Payment"** has the meaning set forth in Section 2.03.

(gg) **"Personal Data"** has the meaning set forth in Section 3.09.

(hh) **"Property"** has the meaning set forth in Section 3.06.

(ii) **"Real Property"** has the meaning set forth in Section 3.06.

(jj) "**Surviving Corporations"** has the meaning set forth in Section 1.01.

(kk) **"Tangible Personal Property"** has the meaning set forth in Section 3.06.

(ll) **"Targets"** has the meaning set forth in the preamble.

(mm) **"Targets' Common Stock"** has the meaning set forth in Section 2.01(b).

(nn) **"Targets' Subsidiaries"** has the meaning set forth in Section 3.04.

(oo) **"Unaudited Financials"** has the meaning set forth in Section 3.05.

(pp) **"Union"** has the meaning set forth in Section 3.22(b).

(qq) **"Updated Schedules"** has the meaning set forth in Section 5.12.

AGREEMENT

The parties hereto agree as follows:

ARTICLE 1

1.01. *Agreements to Merge*. At the Effective Time, as defined in Section 1.02 of this Agreement, a merger shall take place ("**Merger**") by which Buyer Subsidiaries will be merged with and into Targets, and Targets will be the Surviving Corporations. (The term "**Surviving Corporations**" as used in this Agreement denotes Targets after consummation of the Mergers.) Targets' corporate names, existence, and all their purposes, powers, and objectives shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporations they will be governed by the laws of the State of California and succeed to all of Buyer Subsidiaries' rights, assets, liabilities, and obligations in accordance with the California General Corporation Law (the "**California Corporations Code**").

1.02. *Closing Date; Effective Time.* Unless this Agreement is earlier terminated in accordance with its terms, the Merger shall be consummated as soon as practicable after all the conditions established in Articles 5 and 6 of this Agreement have been satisfied or waived (other than the condition set forth in Sections 5.12 and 5.13). Closing of the Merger (the "**Closing**") shall be coordinated at the offices of Weintraub Law Group PC in San Diego, California, at 5 PM local time, or at such other time and place as the parties may agree, promptly but in no event later than Five (5) days after satisfaction or waiver of the conditions established in Sections 5.12 and 5.13 of this Agreement. The time and date of Closing are called the "**Closing Date**," and shall be the same day as the effective date of the Merger. On the Closing Date, the parties shall cause the Merger to be consummated by filing an agreement of merger (the "**Agreements of Merger**") with the Secretary of State of California in accordance with the provisions of the California Corporations Code (the time of acceptance by the Secretary of State of California of such filing, or such later time as specified in the Agreement of Merger, shall be referred to in this Agreement as the "**Effective Time**").

1.03. *Articles of Incorporation*. The articles of organization of Targets in effect at the Effective Time shall become the articles of incorporation of the Surviving Corporations. From and after the Effective Time, those articles of incorporation, as they may be duly amended from time to time, shall be, and may be separately certified as, the articles of incorporation of the Surviving Corporations.

1.04. *Bylaws*. The operating agreements of Targets in effect at the Effective Time shall be replaced by the bylaws of the Surviving Corporations until they are thereafter duly altered, amended, or repealed.

1.05. *Directors and Officers*. The directors of Buyer Subsidiaries at the Effective Time shall be the directors of the Surviving Corporations, each to hold office in accordance with the provisions of applicable law and the articles of incorporation and bylaws of the Surviving Corporations, until

their successors have been duly elected and qualified. The officers of Buyer Subsidiaries at the Effective Time shall be the officers of Surviving Corporations, each to hold office subject to the bylaws of the Surviving Corporations.

ARTICLE 2

2.01. *Conversion of Targets' Shares*. At the Effective Time:

(a) Prior to the Closing of the Merger, Buyer will take all requisite and necessary action to effect a forward stock split (the "**Forward Stock Split**") of the issued and outstanding shares of common stock of Buyer ("**Buyer's Shares"**) on a 20 shares for 1 share basis, the effect of which will increase the Buyer's Shares to One Billion (1,000,000,000). In connection with the Forward Stock Split, no fraction of any share will be issued; rather, the number of shares otherwise issuable, if other than a whole number, will be rounded up to the next whole number.

(b) Each share of Buyer Subsidiaries' common stock issued and outstanding immediately before the Effective Time shall be converted into one share of common stock of the Surviving Corporations.

(c) Each share of Targets' common stock issued and outstanding immediately before the Effective Time ("**Targets' Common Stock**"), other than "dissenting shares" as defined in the California Corporations Code §1300, shall by virtue of the merger and without action on the part of the stockholder be converted into the right to receive from and to be paid by Buyer sixty million eight hundred thousand (60,800,000) of Buyer's Shares valued at one dollar and twenty-five cents ($1.25) per share of common stock, subject to **Section 9.03** herein. The conversion shall be conducted pursuant to **Exhibits A-1 and A-2**, attached hereto.

2.02. *Closing of Stock Transfer Books*. At the Effective Time, the stock transfer books of Targets shall be closed, and thereafter no transfers of shares of Targets' common stock shall be made or consummated.

2.03. *Dissenters' Rights*. Despite anything in this Agreement to the contrary, a "dissenting shareholder" who holds any of Targets' "dissenting shares" (as those terms are defined in California Corporations Code §1300) outstanding immediately before the Effective Time and who has made and perfected a demand for payment of the value of the shares ("**Payment**") in accordance with California Corporations Code §§1300–1313 ("**Dissenters' Rights Statute**") and who has not effectively withdrawn or lost the right to such Payment shall have, by virtue of the Merger and without further action on the dissenting shareholder's part, the right to receive and be paid the Payment and no further rights other than those provided by the Dissenters' Rights Statute. Targets shall give Buyer prompt written notice of all written demands for Payment, withdrawals of demand, and other written communications received by Targets pursuant to the Dissenters' Rights Statute. After the amount of the Payment has been agreed on or finally determined pursuant to the Dissenters' Rights Statute, all dissenting shareholders entitled to the Payment pursuant to the Dissenters' Rights Statute shall receive such payment from Targets, and the dissenting shares shall thereupon be canceled.

ARTICLE 3

3.01. *Representations and Warranties*. Targets and Controlling Shareholders represent and warrant to Buyer and Buyer Subsidiaries as follows:

3.02. *Organization, Standing, Corporate Power and Action.*

(a) Pacific Reserve Nursery, Inc. is a California corporation that is duly organized, validly existing, and in good standing under the laws of the State of California. Fuji Fire Flowers, LLC and PR Brands LLC are California limited liability companies that are each duly organized, validly existing, and in good standing under the laws of the State of California and has the corporate power to own all of its properties and assets and to carry on its business as it is now being conducted. Each of the Targets is duly qualified or licensed to do business as a foreign corporation and is in good standing in the jurisdictions listed in **Schedule 3.02 of the Disclosure Schedule**, and, except as set forth in **Schedule 3.02 of the Disclosure Schedule**, neither the ownership of its property nor the conduct of its business requires it to be qualified to do business in any other jurisdiction.

(b) Targets' boards of directors have duly authorized the execution of this Agreement, and Targets have the corporate power and are duly authorized, subject only to the approval of this Agreement by their shareholders and the filing of the Agreements of Merger with the California Secretary of State, to merge Buyer Subsidiaries into Targets pursuant to this Agreement. This Agreement has been duly executed and delivered by Targets and, assuming the due authorization, execution, and delivery by Buyer and Buyer Subsidiaries, constitutes the valid and binding obligation of Targets, enforceable against Targets in accordance with its terms, except as such enforceability may be subject to laws of general application related to bankruptcy, insolvency, and the relief of debtors now or hereafter in effect and rules of law governing specific performance, injunctive relief, or other equitable remedies.

(c) The approval of a majority of the outstanding common stock of Targets is the only approval of holders of Targets' securities required to approve the Merger.

3.03. *Capital Structure of Targets*. Targets' authorized and issued common stock are set forth in **Schedule 3.03 of the Disclosure Schedule**. All issued and outstanding common stock has been validly issued in full compliance with all federal and state securities laws, fully paid and nonassessable, not subject to preemptive rights created by statute, the articles of organization, or the operating agreements of Targets and issued free and clear of any similar rights under any agreement to which Targets are a party or by which it is bound, and do or will have one voting right per share of common stock. Other than as set forth in **Schedule 3.03 of the Disclosure Schedule** hereto, there are no outstanding subscriptions, options, rights, warrants, convertible securities, or other agreements or commitments obligating Targets to issue or to transfer from treasury any additional stock of any class.

3.04. *Subsidiaries*. Each Targets' subsidiaries **("Targets' Subsidiaries")** is listed in **Schedule 3.04 of the Disclosure Schedule**, which correctly sets forth for each Targets' Subsidiaries (1) its jurisdiction of formation; (2) the jurisdictions in which it is qualified or licensed to do business as a foreign entity; (3) the number of membership interests issued; and (4) if the Targets' Subsidiaries are not wholly owned by Targets, the number of outstanding securities held by Targets and the number of outstanding securities held by, and the names of, other security holders. Except as specified in **Schedule 3.04 of the Disclosure Schedule**, Targets or a Targets' Subsidiaries owns

all the outstanding membership interests of each Targets Subsidiaries and, except for the securities listed in the schedule of securities to be furnished pursuant to Article 7, neither Targets nor any Targets Subsidiaries has any outstanding investment in or advance of cash to any company other than a Targets Subsidiaries. There are no outstanding rights or options to acquire, or any outstanding securities convertible into, membership interests of any class of any Targets Subsidiaries. Each Targets' Subsidiaries (1) is a limited liability company duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation; (2) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction listed with respect to it in **Schedule 3.04 of the Disclosure Schedule**; (3) has the corporate power to own all of its property and assets and carry on its business as it is now being conducted; and (4) except as set forth in **Schedule 3.04 of the Disclosure Schedule**, is not required by its ownership of property, by the conduct of its business, or otherwise to be qualified to do business in any other jurisdictions.

3.05. *Financial Statements; Balance Sheet Date*. The (a) unaudited balance sheet of Targets as of October 31, 2021 (the "**Balance Sheet**"), and as of October 31, 2021, the related unaudited income statements, statements of shareholders' equity, and statements of cash flows of Targets for the years then ended (together with the Balance Sheet, the "**Unaudited Financials**"), copies of which have been delivered by Targets to Buyer and included on **Schedule 3.05 of the Disclosure Schedules**, are accurate and complete in all material respects and fairly present in all material respects the financial position of Targets as of that date and the results of operations for the periods covered therein and have been prepared in accordance with the Accounting Principles. October 31, 2021 is referred to in this Agreement as the "**Balance Sheet Date**."

3.06. *Reserved*.

3.07. *Accounting Principles*.

(a) Targets maintain accurate books and records reflecting their assets and liabilities and maintain a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management's general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Targets and to maintain accountability of Targets' assets; (iii) access to Targets' assets is permitted only in accordance with management's general or specific authorization; (iv) the recorded accountability for Targets' assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis (the "**Accounting Principles**"). Targets maintain internal control over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(b) There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer or chief financial officer or the Targets' boards of directors or any committee thereof. Neither Targets' nor their independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by Targets, (ii) any fraud, whether or not material, that involves

Targets, their management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Targets, or (iii) any claim or allegation regarding any of the foregoing.

3.08. *Real Property and Tangible Personal Property (except Inventory)*. Except as may be disclosed in the schedules to be furnished pursuant to **Schedule 3.08 of the Disclosure Schedule**, and except for the lien for any current taxes or assessments not yet delinquent, Targets owns free and clear of any liens, claims, charges, options, or encumbrances all the real property (**"Real Property"**) and and tangible personal property (other than inventory and intellectual property, the **"Tangible Personal Property**") reflected on its books at the Balance Sheet Date and all Real Property and Tangible Personal Property acquired since that date, except such property as has been disposed of in the ordinary course of business consistent with prior practices of Targets or with Buyer's written consent. For purposes of this paragraph, a disposition of any single asset (other than inventories) carried on the books of Targets at more than ten thousand dollars ($10,000) will be considered to be a disposition not in the ordinary course of business.

3.09. *Inventory*. The inventories of Targets reflected on the Balance Sheet, as well as all inventory items acquired since the Balance Sheet Date that are now the property of Targets, consist of raw materials, supplies, work in process, and finished goods of such quality and in such quantities as are being used and will be usable or are being sold and will be salable in the ordinary course of the business of Targets (the **"Inventory"**). Inventory excludes scrap, slow-moving items, and obsolete items and are valued at the lower of cost or market value, determined in accordance with the Accounting Principles consistently applied. Since the Balance Sheet Date, Targets have continued to replenish the Inventory in a normal and customary manner consistent with prudent practice prevailing in the business, and there have not been any write-downs of the value of, or establishment of any reserves against, the inventory, except for write-downs and reserves in the ordinary course of business consistent with past practice. Except as set forth on **Schedule 3.09 of the Disclosure Schedule**, the Inventory is owned by Targets free and clear of all liens, claims, charges, options, or encumbrances.

3.10. *Intellectual Property*. The assets of Targets reflected on the Balance Sheet and **Schedule 3.10 of the Disclosure Schedule** include all intellectual property rights ("**Intellectual Property Rights**") necessary for the business of Targets according to the functionality reasonably inferred from their documentation without the need for any license or consent from any Person. To the Knowledge of Targets and Controlling Shareholders the past conduct by Targets of their respective businesses and the use of their respective assets in the conduct of such businesses do not infringe on any intellectual property rights of any third party, and no third party has, to the Knowledge of Targets, asserted or threatened to assert against Targets any claim of infringement of intellectual property rights. Targets own, or have the exclusive right under license to make, use, sell, offer to sell, import, export, copy, publicly display, publicly perform, create derivative works of, distribute, license, and bring actions for the infringement of, all Intellectual Property Rights. Targets have not granted to any third party any outstanding licenses or other rights to any of the Intellectual Property Rights except as set forth in **Schedule 3.10 of the Disclosure Schedules**. None of the Intellectual Property Rights are held or used under a license or similar grant of rights by any third party except as set forth in **Schedule 3.10 of the Disclosure Schedules**. Targets are not liable for, nor have made any contract or arrangement by which it may become liable to any Person for, any royalty,

fee, or other compensation for the ownership, use, license, sale, offer of sale, distribution, manufacture, import, export, reproduction, distribution, public display, public performance of, creation of derivative works based on, or disposition of any of the Intellectual Property Rights. As set forth in **Schedule 3.10 of the Disclosure Schedules,** all employees, contractors, and consultants of Targets and any other third parties who have been involved in the development of any Intellectual Property Rights owned by Targets have executed invention assignment agreements in the form(s) delivered to Buyer Subsidiaries' counsel, and all such employees and consultants who have access to confidential information or trade secrets of Targets' business or that relate to Intellectual Property Rights have executed appropriate nondisclosure agreements in the form(s) delivered to Buyer Subsidiaries' counsel. Targets have taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of the Intellectual Property Rights.

3.11. *Privacy and Data Security*. (i) Targets have complied with all privacy and data protection laws applicable to them or to their respective businesses in all pertinent jurisdictions worldwide, and Targets have not received any notice or information that any violation of any such law is being or may be alleged. Targets have processed personal information and data ("**Personal Data**") fairly, lawfully, and for specified, explicit, and legitimate purposes; (ii) obtained all necessary consents of the data subjects from whom Targets collects Personal Data (the "**Data Subjects**") in forms appropriate for each jurisdiction that requires such consent; (iii) implemented technical and organizational security measures ensuring a level of security appropriate to the risks represented by the data processing activities and the nature of the data to be protected; (iv) implemented technical and organizational measures sufficient to allow Data Subjects to access Personal Data for the purposes of objecting to and rectifying errors in Personal Data; (v) implemented appropriate technical and organizational measures sufficient to protect Personal Data against accidental or unlawful destruction or accidental loss, alteration, unauthorized disclosure or access, or any unlawful forms of processing; and (vi) ensured that any third parties responsible for processing its Personal Data have implemented technical and organizational measures similar to those set forth in clauses (iv) and (v) above. Targets collect, store, process, and use information in accordance with all applicable laws and third-party terms of use and other similar agreements. For the past 36 months, neither Targets has had an information security breach, data breach, or loss of or unauthorized access to the Personal Information of any customers of Targets.

3.12. *Accounts Receivable.* Within three (3) months after the Effective Time, Surviving Corporations will have collected ninety percent (90%), and within six (6) months after the Closing Date, Surviving Corporations will have collected 100 percent, of the material amounts shown as accounts receivable (less the amount of the reserve in respect of such accounts receivable shown on the balance sheet, which reserve has been established and calculated consistent with past practice) on the books of Targets at the close of business on the day before the effective date of the Merger. Such accounts receivable shall not include any amounts owed by Buyer, nor an affiliate of Buyer, to Targets.

3.13. *Interests in Targets' Properties*. No officer, director, or shareholder of Targets has any interest in any property, real or personal, tangible or intangible, including patents, copyrights, trademarks, or trade names, used in or pertaining to the business of Targets.

3.14. *Absence of Undisclosed Liabilities*. To the Knowledge of Targets and Controlling Shareholders there are no liabilities of Targets other than the following:

(a) Liabilities disclosed or provided for in the Balance Sheet, including the notes to the Balance Sheet;

(b) Liabilities disclosed in the Disclosure Schedules furnished pursuant to **Article 7**; or

(c) Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, none of which has been adverse to the business of Targets, and none of which is attributable to any period before the Balance Sheet Date.

3.15. *Absence of Specified Changes*. Since the Balance Sheet Date there has not been:

(a) any change in the business, results of operations, assets, financial condition, or manner of conducting the business of Targets other than changes in the ordinary course of business consistent with past practice, none of which has had an adverse effect on the business, results of operations, assets, financial condition, or prospects of Targets;

(b) any damage, destruction, or loss (whether or not covered by insurance) adversely affecting any aspect of the business or operations of Targets;

(c) any direct or indirect redemption or other acquisition by Targets of any of Targets' shares of capital stock of any class, or any declaration, setting aside, or payment of any dividend or other distribution of Targets' capital stock of any class;

(d) any increase in the compensation, incentive payments, or severance payable or to become payable by Targets to any of its officers, employees, or agents, other than compensation increases in the normal increases granted in the ordinary course of business;

(e) any option to purchase, or other right to acquire, stock of any class of Targets granted by Targets to any person;

(f) any employment, bonus, severance, change of control, or deferred compensation agreement or arrangement entered into between Targets and any of its directors, officers, or other employees or consultants;

(g) any issuance of capital stock of any class by Targets, except for the issuance of stock related to the conversion of the Targets from limited liability companies to corporations in connection with the transactions contemplated by this Agreement;

(h) any sale or disposition of a material amount of assets or material interests owned or possessed by Targets, other than sales occurring in the ordinary course of business consistent with past practices and prior periods;

(i) any indebtedness incurred by Targets for borrowed money or any commitment to borrow money entered into by Targets or any guaranty given by Targets;

(j) any cancellation by Targets of any material indebtedness owing to Targets, or any cancellation or settlement by Targets of any material claims against others;

(k) any change in accounting practices by Targets;

(l) any change in method of accounting with respect to taxes, any change to a tax election, any filing of an amended tax return, any settlement or compromise of any proceeding with respect to any material tax liability;

(m) any amendment to Targets' articles of incorporation or bylaws, except for the amendments related to the conversion of the Targets from limited liability companies to corporations in connection with the transactions contemplated by this Agreement;

(n) claims, actions, suits, or proceedings pending or threatened against or affecting the Targets or the properties or business of the Targets; or

(o) any agreement or commitment by or on behalf of Targets to do or take any of the actions referred to in (a) through (n) above.

3.16. *Permits, Licenses and Franchises*. Targets have obtained all necessary permits, licenses, franchises, use permits and other authorizations and have complied with all laws applicable to the conduct of their business in the manner and in the areas in which business is presently being conducted; and all such permits, licenses, franchises, use permits and authorizations are valid and in full force and effect. Targets have not engaged in any activity that would cause revocation or suspension of any such permits, licenses, franchises, or authorizations; no action or proceeding contemplating the revocation or suspension of any of them is pending or threatened; and no approvals or authorizations will be required after the consummation of the Merger to permit Surviving Corporations to continue Targets' business as presently conducted.

3.17. *Judgments, Decrees or Restraining Orders*. Targets are not a party to or subject to any judgment, decree, or order entered in any suit or proceeding brought by any governmental agency or by any other person, enjoining Targets with respect to any business practice, the acquisition of any property, or the conduct of business in any area.

3.18. *Insurance*. During each of the past three (3) fiscal years, Targets have been adequately insured by financially sound and reputable insurers with respect to risks normally insured against and in amounts normally carried by companies similarly situated. All such insurance policies are in full force and effect; all premiums due on such policies have been fully paid; and no notice of cancellation or termination has been received with respect to any policy.

3.19. *Labor Disputes*. Except for the agreements and other contracts described in **Schedule 3.19 of the Disclosure Schedule**, Targets are not a party to any collective bargaining agreement or other contract with a labor union. No work stoppage, strike, lockout, or other labor dispute in respect to Targets is pending or threatened, and no application for certification of a collective bargaining agent is pending or threatened.

3.20. *Contracts*.

3.20(a). Except for the contracts, agreements, plans, leases, and licenses described on **Schedule 3.20 of the Disclosure Schedule**, the Targets are not a party to or subject to:

(a) any oral or written employment contract or agreement with any officer, consultant, director, or employee;

(b) any plan or oral or written contract or agreement, providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing, severance or the like;

(c) any contract or agreement with any labor union;

(d) any lease of machinery, equipment, or other personal property involving payment by it of annual rental in excess of $2,500;

(e) any contract or agreement for the purchase of any materials or supplies except individual purchase orders for less than $2,500 incurred in the ordinary course of business;

(f) any contract for the purchase of equipment or any construction or other agreement not otherwise covered by this schedule and involving any expenditure by the Targets of more than $2,500;

(g) any instrument evidencing or related to indebtedness for borrowed money, or pursuant to which the Targets are obligated or entitled to borrow money, or any instrument of guaranty;

(h) any license or franchise agreement either as licenser or licensee or as franchisor or franchisee (other than agreements covered by the **Sechedule 3.10 of the Disclosure Schedule** relating to Intellectual Property Rights to be delivered pursuant to the agreement);

(i) any joint venture contract or arrangement or any other agreement involving a sharing of profits;

(j) any contract or agreement for the sale or lease of its products or the furnishings of its services, or any sales agency contract, brokerage contract, distribution contract, or similar contract other than contracts made in the ordinary course of business on standard forms (copies of which standard forms are attached);

(k) any contract containing covenants limiting the freedom of the Targets to compete in any line of business or with any person;

(l) any contract or agreement for or relating to the purchase or acquisition by merger or otherwise of the business, assets, or shares of any other corporation or of any partnership or sole proprietorship (regardless of whether the purchase or acquisition has been consummated), which contract or agreement imposes continuing obligations on or grants continuing rights or benefits to the Targets;

(m) any insurance policy (1) held by the Targets during the last 3 years, or (2) under which any claim could be made;

(n) any material contract or agreement not covered by any of the other items of this schedule (or any other schedule to be delivered pursuant to the agreement) that is not either (1) to be performed by the Targets within 3 months from the date of the agreement, or (2) by its terms terminable by

and without penalty to the Targets or any successor or assign within 3 months from the date of the agreement.

3.20(b). Except as set forth on **Section 3.20 of the Disclosure Schedule**, to the Knowledge of the Targets and the Controlling Shareholders:

(a) All contracts, agreements, plans, leases, and licenses are valid and binding in all material respects in accordance with their terms and are in full force and effect.

(b) Neither the Targets nor any other party to any such contract, agreement, plan, lease, or license is in default in any material respect under the terms of any such contract, agreement, plan, lease, or license.

(c) The Targets as party to an evidence of indebtedness for borrowed money has received from the holder of such indebtedness cash equal to the principal amount of such indebtedness.

(d) The Merger will not result in the termination of any material contract, agreement, plan, lease, or license; will not require the consent of any other party to the contract, agreement, plan, lease, or license; and will not bring into operation any other provision of the contract, agreement, plan, lease, or license.

3.21. *Taxes.* Except as set forth on **Schedule 3.21 of the Disclosure Schedule**, the amounts stated as provisions for taxes on the Balance Sheet are sufficient for the payment of all federal, state, local and foreign taxes, assessments and other governmental charges or levies, and all employment and payroll-related taxes, including any penalties and interest (collectively referred to in this Agreement as "taxes") thereon, whether or not based upon or measured by, in whole or in part, net income, and whether or not disputed, of Targets accrued for or applicable to all periods ended on or prior to the Balance Sheet. Except as set forth on **Schedule 3.21 of the Disclosure Schedule**, Targets have duly made all deposits required by law with respect to employees withholding taxes and has duly filed with all appropriate governmental agencies and bodies (whether federal, state, local or foreign) all income, sales, use, license, franchise, excise, gross receipts, employment, and payroll-related and real and personal property tax returns and all other tax returns which were required to be filed, including under Section 280E of the Code, all of which properly reflect the taxes owed by Targets for the periods covered thereby, and has paid, or has established adequate reserves (as required by generally accepted accounting principles) for the payment of, all taxes shown to be due on such returns, including under Section 280E of the Code, except in each case sales and use taxes in those instances where the customers of Targets are contractually obligated to pay the tax. Targets have not received any notice of assessment or deficiency or proposed assessment by the Internal Revenue Service or any other taxing authority within the last five years in connection with such tax returns and there is no pending tax examination of or tax claim immediately due and payable asserted against Targets or its propertiesThere is no tax lien on any of the assets of Targets, except for liens for taxes not yet due and payable. No federal or state income tax return filed by Targets has been audited, and no agreements for the extension of time or the waiver of the statute of limitations for the assessment of any deficiency or adjustment for any year is in effect. Correct and complete copies of all federal and state income tax returns filed by Targets since December 31, 2015, have been delivered to Purchaser.

3.22 *Customers and Suppliers*.

3.22(a). *Customers*. **Schedule 3.22(a) of the Disclosure Schedules** sets forth with respect to the Targets (i) each customer who has paid aggregate consideration to Targets for goods or services rendered in an amount greater than or equal to $2,000 for either of the two most recent fiscal years (collectively, the "**Material Customers**"); and (ii) the amount of consideration paid by each Material Customer during such periods and amounts currently owed by each such Person to Targets, and whether such amounts are past due. Except as set forth on **Schedule 3.22(a) of the Disclosure Schedules**, Targets have not received any written or verbal notice, and Targets, to Targets' Knowledge, have no reason to believe, that any of the Material Customers have ceased, or intend to cease after the Closing, to use the goods or services of the Targets or to otherwise terminate, cancel, pause, reduce the volume under, delay delivery, declare any force majeure, declare a default, or renegotiate the pricing terms or any other material terms of any contract or relationship with the Targets. Except as set forth on **Schedule 3.22(a) of the Disclosure Schedules**, no Material Customer (i) has defaulted under any contract or relationship with Targets in any material respect; or (ii) to Targets' Knowledge, has filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law.

3.22(b). *Suppliers*. **Schedule 3.22(b) of the Disclosure Schedules** sets forth with respect to the Targets (i) each supplier to whom Targets have paid consideration for goods or services rendered in an amount greater than or equal to $5,000 for either of the two most recent fiscal years (collectively, the "**Material Suppliers**"); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth on **Schedule 3.22(b) of the Disclosure Schedules**, Targets has not received any written or verbal notice, and Targets, to Targets' Knowledge, have no reason to believe, that any of the Material Suppliers have ceased, or intend to cease, to supply goods or services to the Targets or to otherwise terminate, cancel, pause, reduce the volume under, delay delivery, declare any force majeure, declare a default, or renegotiate the pricing terms of any other material terms of a contract or relationship with the Targets. Except as set forth on **Schedule 3.22(b) of the Disclosure Schedules**, no Material Supplier (i) has defaulted under any contract or relationship with Targets in any material respect; or (ii) to Targets' Knowledge, has filed a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law.

3.23. *Employee Benefit Matters.*

3.23(a). **Schedule 3.23 of the Disclosure Schedules** contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by Targets for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Targets or any spouse or dependent of such individual, or under which Targets or any of its affiliates has or may have any liability, or

with respect to which Buyer or any of its affiliates would reasonably be expected to have any liability, contingent or otherwise (each, a "**Benefit Plan**").

3.23(b). Each Benefit Plan has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Neither the Targets nor any affiliate thereof has engaged in any transaction involving any Benefit Plan which is a "prohibited transaction" under Section 406 of ERISA or Section 4975 of the Code for which an exemption does not exist or has been granted. There is no pending or, to Targets' Knowledge, threatened action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date hereof been the subject of an examination or audit by a governmental authority or the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any governmental authority.

3.23(c). Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance thereunder. Targets does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

3.23(d). Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Targets to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; or (iv) result in the provision of any "parachute payment" within the meaning of Section 280G of the Code.

3.24 *Employment Matters*.

(a) Employees and Contingent Workers.

(i) **Schedule 3.24 of the Disclosure Schedules** contains a list of all persons who are employees, independent contractors or consultants of the Targets as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (A) (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate or hourly wage; (v) commission, bonus or other incentive-based compensation potential; (vi) business location; (vii) status (i.e., active or inactive and, if inactive, the type of leave and estimated duration); (viii) vacation, sick and paid time off and any accrued unpaid balances of vacation, sick , and paid time off, and (ix) a description of the fringe benefits provided to each such individual as of the date hereof; and (B) whether such employee is classified as exempt or non-exempt for wage and hour purposes (and, if exempt, the type of exemption relied upon). As of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees, independent contractors or consultants of the Targets for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Targets with respect to any

compensation, commissions or bonuses.

(ii) **Schedule 3.24 of the Disclosure Schedules** contains a complete and accurate list of all independent contractors, consultants, temporary employees or leased employees of Targets and classified by Targets ("**Contingent Workers**"), showing for each Contingent Worker such Contingent Worker's role in the Targets, fee or compensation arrangements, term of relationship, any notice period required for termination of the independent contractor relationship by either Targets or the independent contractor, and other material contractual terms with Targets.

(iii) Except as set forth on **Schedule 3.24 of the Disclosure Schedule**, as of the date hereof, all compensation, including wages, commissions and bonuses payable to all employees and Contingent Workers of Targets for services performed on or prior to the date hereof have been paid in full and there are no outstanding agreements, understandings or commitments of Targets with respect to any compensation, commissions or bonuses.

(b) To the Knowledge of Targets and the Controlling Shareholders, Targets are not, and have not been for the past five (5) years, a party to, bound by, or negotiating any collective bargaining agreement or other contract with a union, works council or labor organization (collectively, "**Union**"), and there is not, and has not been for the past five (5) years, any Union representing or purporting to represent any employee of Targets, and, to Targets' Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting Targets or any employees of the Targets. Targets have no duty to bargain with any Union.

(c) Targets are and have been in compliance in all material respects with all applicable laws pertaining to employment and employment practices to the extent they relate to employees of the Targets, including all laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. To the Knowledge of Targets and the Controlling Shareholders, all individuals characterized and treated by Targets as consultants, independent contractors, sales representatives, or other service providers of the Targets are properly treated as independent contractors under all applicable laws and judicial precedent in existence at the time of such treatment, including, but not limited to, California Labor Code Section 2775 et seq. and other applicable provisions of California Labor Code, Unemployment Insurance Code, and Industrial Welfare Commission wage orders. To the Knowledge of Targets and the Controlling Shareholders, all employees of the Targets classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. Targets are in material compliance with and have complied in all material respects with all immigration laws, including Form I-9 requirements and any applicable mandatory E-Verify obligations. Except as set forth on **Schedule 3.24 of the Disclosure Schedule**, there are no actions against Targets pending, or to the Targets' Knowledge, threatened to be brought or filed, by or with any governmental authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of the Targets, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment,

retaliation, employment policies, equal pay, wages and hours or any other employment related matter arising under applicable Laws.

3.25. *Environmental Compliance; Hazardous Materials*. As used in this paragraph "**Environmental Law**" means any federal, state, local, or foreign laws, statutes, regulations, ordinances, decrees, judgments, or orders and all common law concerning public health or safety, worker health or safety, or pollution or protection of the environment, as the foregoing are enacted or in effect before the Closing Date. As used in this paragraph, "**Hazardous Material**" means any hazardous or toxic substance, material, or waste that is regulated by any federal authority or by any state or local authority where the substance, material, or waste is located.

Targets have complied in all material respects with, and have not been cited for any violation of, Environmental Law; and no material capital expenditures will be required for compliance with any Environmental Law. None of Targets have received any written notice, claim, report, or other information regarding any violation or alleged violation of any Environmental Law. None of Targets have retained or assumed by contract or operation of law any material liability or obligation of another person under any Environmental Law. There are no underground storage tanks located on the real property described in **Schedule 3.08 of the Disclosure Schedule** of this Agreement in which any Hazardous Material has been or is being stored, nor has there been any spill, disposal, discharge, or release of any Hazardous Material into, upon, or over that real property or into or upon ground or surface water on that real property. To the Knowledge of Targets and the Controlling Shareholders there are no asbestos-containing materials incorporated into the buildings or interior improvements that are part of that real property or into other assets of Targets, nor is there any electrical transformer, fluorescent light fixture with ballasts, or other equipment containing PCBs on that real property. All reports, audits, assessments, and other similar documents in possession of Targets relating to any material liability or potential material liability of Targets under any Environmental Law or to any Hazardous Material have been provided to Buyer.

3.26. *Disclosure*. No representation or warranty by Targets in this Agreement and no statement by Targets by any executive officer or other person or contained in any document, certificate, or other writing furnished by or on behalf of Targets to Buyer in connection with this transaction contains or will contain any untrue statement of material fact, or omits or will omit to state any material fact necessary to make it not misleading or to fully provide the information required to be provided in the document, certificate, or other writing.

3.27. *Powers of Attorney*. Except as set forth on **Schedule 3.27 of the Disclosure Schedule** Targets has no powers of attorney outstanding other than those issued in the ordinary course of business with respect to insurance, tax, and customs matters.

3.28. *No Violation of Other Instruments*. The execution and delivery of this Agreement by Targets do not, and the consummation of the Merger by Targets will not, (1) violate any provision of Targets' articles of incorporation or bylaws; (2) violate any provision of, result in the acceleration of any obligation under, result in a right of termination in another party to, or result in the imposition of any lien or encumbrance on any asset of Targets pursuant to the terms of, any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree; (3) result in the termination of any agreement, license, franchise, lease,

or permit to which Targets are a party or by which Targets are bound; or (4) violate or conflict with any other restriction of any kind or character to which Targets are subject. After Targets' shareholders have approved the plan of merger as set forth in this Agreement, Targets will take, or will have taken, all actions required by law or by Targets' articles of incorporation or bylaws or otherwise required or necessary to authorize the execution and delivery of this Agreement and to authorize the merger of Targets with Buyer Subsidiaries pursuant to this Agreement.

3.29. *No Brokers*. Targets have not incurred, nor will they incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or charges or any similar charges in connection with this Agreement or any transactions contemplated hereby.

ARTICLE 4

4.01. *Representations and Warranties*. Buyer, and Buyer Subsidiaries, represent and warrant to Targets as follows:

4.02. *Organization and Standing of Buyer and Buyer Subsidiaries*. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Wyoming. Buyer Subsidiaries are wholly owned subsidiaries of Buyer and are duly organized, validly existing, and in good standing under the laws of the State of California.

4.03. *Corporate Power and Action*. Each of Buyer's and Buyer Subsidiaries board of directors has duly authorized the execution of this Agreement, and Buyer and Buyer Subsidiaries have the corporate power to execute and deliver this Agreement and are duly authorized, subject only to the filing of the Agreements of Merger with the Secretary of State of California, to merge Buyer Subsidiaries into Targets pursuant to this Agreement. This Agreement has been duly executed and delivered by Buyer and Buyer Subsidiaries and, assuming the due authorization, execution, and delivery by Targets, constitutes the valid and binding obligation of Buyer and Buyer Subsidiaries, enforceable against Buyer and Buyer Subsidiaries in accordance with its terms, except as such enforceability may be subject to laws of general application related to bankruptcy, insolvency, and the relief of debtors now or hereafter in effect and rules of law governing specific performance, injunctive relief, or other equitable remedies.

4.04. *No Violation of Other Instruments*. The execution and delivery of this Agreement by Buyer and Buyer Subsidiaries do not, and the consummation of the Merger will not, (1) violate any provision of the articles of incorporation or bylaws of Buyer or of Buyer Subsidiaries; (2) violate any provision of, result in the acceleration of any obligation under, result in a right of termination in another party to, or result in the imposition of any lien or encumbrance on any asset of Buyer or Buyer Subsidiaries under, any mortgage, note, lien, lease, franchise, license, permit, agreement, instrument, order, arbitration award, judgment, or decree to which Buyer or Buyer Subsidiaries is a party or by which either is bound; (3) result in the termination of any agreement, license, franchise, lease, or permit to which Buyer or Buyer Subsidiaries is a party or by which either is bound; or (4) violate or conflict with any other restriction of any kind or character to which Buyer or Buyer Subsidiaries is subject. After the shareholder(s) of Buyer Subsidiaries have approved the Merger, Buyer and Buyer Subsidiaries will take, or will have taken, all actions required by law, their respective articles of incorporation or bylaws, or otherwise required or necessary to authorize the execution and delivery of this Agreement and to authorize the Merger.

4.05. *No Brokers*. Neither Buyer nor Buyer Subsidiaries has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or charges or any similar charges in connection with this Agreement or any transactions contemplated hereby.

4.06. *Valid Issuance*. Upon exchange of the Target shares for the Buyer's Shares, such Buyer's Shares shall be duly authorized and validly issued by Buyer free and clear of any liens, claims, charges, options, or encumbrances. Buyer has and shall reserve a sufficient number of Buyer's Shares to satisfy any of its obligations pursuant to this Agreement.

ARTICLE 5

5.01. *Buyer's Conditions*. Buyer's obligation to consummate the Merger is subject to the satisfaction or waiver, on or before the Closing Date, of the following conditions:

5.02. *Performance of Acts and Undertakings of Targets*. Each of the acts and undertakings of Targets to be performed on or before the Closing Date pursuant to the terms of this Agreement shall have been duly performed in all material respects.

5.03. *Certified Resolutions*. Targets shall have furnished Buyer with a copy, certified by Targets' secretaries, of (1) a resolution or resolutions duly adopted by Targets' managers authorizing and approving this Agreement and directing that it be submitted to a vote of Targets' stockholders, and (2) a resolution or resolutions adopting this Agreement, duly approved by the holders of at least a majority of the total number of outstanding common stock of Targets.

5.04. *Continued Accuracy of Targets' Warranties*. All the representations and warranties of Targets contained in this Agreement and in the Disclosure Schedules furnished pursuant to **Article 3** shall be true in all material respects (except to the extent that a warranty contains "material," "materially," "materiality," "material adverse effect," "material adverse change" or similar qualifiers, in which case such warranty shall be true in all respects) as of the date of this Agreement and as of the Effective Time (except for those representations and warranties that address matters only as of the date of this Agreement or any other particular date, which shall have been true as of such particular date); and Buyer shall have received at the Closing a certificate, dated the Closing Date and executed by the president or a vice president of Targets, containing a warranty to that effect.

5.05. *Certificates of Incorporation*. Each of Targets shall have provided Buyer with (i) Certificates of Incorporation and Certificates of Filing of All Documents certified by the State of California evidencing the conversion of Targets from limited liability companies to corporations in connection with the transactions contemplated by this Agreement (the "**Conversions**") and (ii) evidence that any taxes and/or fees have been paid in connection therewith and Buyer shall have received a certificate, dated the Closing Date and executed by the president or a vice president of Targets, containing a warranty to that effect.

5.06. *Conversions*. Each of Targets shall have revised and updated all contracts, agreements, plans, leases, insurance policies, use permits and licenses and similar documents to reflect the the Conversions and provided Updated Schedules accordingly and Buyer shall have received at the

Closing a certificate, dated the Closing Date and executed by the president or a vice president of Targets, containing a warranty to that effect.

5.06. *Approvals from Authorities*. Buyer shall have received, or satisfied itself that it will receive, in form satisfactory to Buyer, (1) all necessary approvals of the transactions contemplated by this Agreement from authorities having any jurisdiction over the business of Targets, so that Targets may continue to carry on their business as presently conducted after consummation of the Merger; and no such approval has been withdrawn or suspended and (2) all required license and use permit transfers from local, state and federal authorities, including the Department of Cannabis Control.

5.07. *Consents*. All consents of other parties to the mortgages, notes, leases, franchises, agreements, licenses, and permits of Targets necessary to permit consummation of the Merger shall have been obtained, as set forth on **Schedule 5.07 of the Disclosure Schedules**.

5.08. *Stockholders' Approval*. At least a majority of the outstanding common stock of Targets have been voted for the approval of the Merger.

5.09. *Dissenting Shares*. Not more than twenty percent (20%) percent of the outstanding shares of Targets common stock are, or are eligible to become, "dissenting shares" within the definition of California Corporations Code §1300.

5.10. *Employment Agreements*. Those executives and employees of Targets designated by Buyer on **Exhibit C** attached hereto have entered into employment agreements on terms satisfactory to such executives or employees and their respective counsel and to Buyer and its counsel.

5.11. *Filing of Merger Agreement*. The Agreement of Merger shall have been filed in the office of the Secretary of State or other office of each jurisdiction in which such filings are required for the Merger to become effective, or Buyer shall have satisfied itself that all such filings will be or are capable of being made effective as of the Closing Date.

5.12. *Targets' Delivery of Updated Schedules*. Targets shall have delivered the schedules required by this Agreement, updated through the Closing Date (the "**Updated Schedules**").

5.13. *Buyer's Approval of Updated Schedules*. In its sole and absolute discretion, Buyer shall be satisfied with any matter reflected, listed, or disclosed in the Updated Schedules that was not reflected, listed, or disclosed in the original Disclosure Schedules.

5.14. *No Order, Injunction, Restraint of Proceedings*. No governmental entity shall have enacted, issued, promulgated, enforced, or entered any statute, rule, regulation, executive order, decree, injunction, or other order (whether temporary, preliminary, or permanent) that is in effect and that has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger. No temporary restraining order, preliminary or permanent injunction, or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending. There shall not have been instituted by any

governmental authority or any third party any material litigation or proceedings against any of the parties to this Agreement in connection with the Merger and the other transactions contemplated by this Agreement.

5.15. *PR Retail SC LLC*. That certain Agreement of Purchase and Sale for PR Retail SC LLC shall be fully executed and all transactions contemplated thereby, including the conveyance of real property located at 1051 41st Ave, Santa Cruz, CA 95062 ("**1051**"), shall be consummated prior to the Closing Date. Prior to the Closing Date, Controlling Shareholders shall have transferred all of their rights, title and interest in PR Retail SC LLC to Buyer, such that PR Retail SC LLC will be wholly owned by Buyer and 1051 will be wholly owned by PR Retail SC LLC upon the consummation of the Merger.

5.16. *Execution of Certain Documents*. Targets shall have signed certain documents required by Buyer, including but not limited to that certain Stockholders' Agreement dated September 30, 2021 by and among Martin Wesley, Andrew Wesley and Charles Wesley, Kolaboration Ventures Corporation and the stockholder whose name will appear at the bottom of the signature page of such agreement.

ARTICLE 6

6.01. *Targets' Conditions*. Targets' obligation to consummate the Merger is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

6.02. *Performance of Acts and Undertakings by Buyer*. Each of Buyer's acts and undertakings to be performed on or before the Closing Date pursuant to this Agreement shall have been performed in all material respects.

6.03. *Certified Resolutions*. Buyer shall have furnished Targets with certified copies of (1) resolutions duly adopted by the board of directors of Buyer and the board of directors of Buyer Subsidiaries authorizing and approving the execution and delivery of this Agreement and authorizing the consummation of the transactions contemplated by this Agreement, and (2) resolutions duly adopted by Buyer as sole shareholder of Buyer Subsidiaries, adopting the Plan of Merger set forth in this Agreement.

6.04. *Continued Accuracy of Buyer's Warranties*. The representations and warranties of Buyer contained in this Agreement shall be true in all material respects (except to the extent that a warranty contains "material," "materially," "materiality," "material adverse effect," "material adverse change" or similar qualifiers, in which case such warranty shall be true in all respects) as of the date of this Agreement and as of the Effective Time (except for those representations and warranties that address matters only as of the date of this Agreement or any other particular date, which shall have been true as of such particular date); and Targets shall have received at the closing a certificate, dated the Closing Date and executed on behalf of Buyer by its president or any vice president, containing a warranty to that effect.

6.05. *Stockholder Approval*. At least a majority of the outstanding common stock of Targets shall have been voted for the approval of the Mergers.

ARTICLE 7

7.01. *Disclosure Schedules*. As soon as practicable, but in no event later than ten (10) days after the date of this Agreement, Targets shall deliver to Buyer the disclosure schedules (**"Disclosure Schedules"**) in the form attached to this Agreement as Exhibit C. Each such schedule shall have been executed by or on behalf of Targets and shall be accompanied by a copy of each document referred to in the schedule. Pursuant to **Article 5, Section 13**, the Disclosure Schedules shall be updated through the Closing Date; however, the updating of the schedules will not relieve Targets of its responsibility to indemnify Buyer, as provided in **Article 9**, with respect to any information not disclosed in the original Disclosure Schedules. Each matter disclosed in a schedule shall be taken as relating only to that specific schedule.

ARTICLE 8

8.01. *Due Diligence*. Before the Closing Date, Buyer may directly or through its representatives make such investigation of the assets and business of Targets (including confirmation of its cash, inventories, accounts, accounts receivable, and liabilities, and investigation of its titles to and the condition of its property and equipment) as Buyer deems necessary or advisable. The investigation shall not affect (1) Targets' representations or warranties contained or provided for in this Agreement; (2) Buyer's right to rely on those representations and warranties; or (3) Buyer's right to terminate this Agreement as provided in this **Article 8** and in **Article 10.** Targets shall allow Buyer and its representatives full access, at reasonable times after the date of execution of this Agreement, to the premises and to all the books, records, and assets of Targets, and Targets' officers shall furnish to Buyer such financial and operating data and other information with respect to the business and properties of Targets as Buyer from time to time reasonably requests. Buyer agrees not to disclose any confidential information obtained in the course of its investigation or use it for any purposes other than evaluation of Targets with respect to the Merger.

8.02. *Termination*. As soon as practicable, and in any event within ten (10) days after the receipt of (1) the last schedule required to be delivered to Buyer by Targets pursuant to **Article 7** and (2) any supporting documentation requested by Buyer, Buyer shall give Targets notice if Buyer has decided that it wishes to terminate this Agreement on the basis of any information contained in any of the Disclosure Schedules or obtained during the course of its investigation. The notice shall specify the information contained in the Disclosure Schedules or obtained during the investigation on which Buyer's decision to terminate is based. Targets shall have ten (10) days after the receipt of the notice to review that information with Buyer. If Buyer does not withdraw its notice within this 10-day period, all further obligations of Buyer and Targets under this Agreement shall terminate without further liability of Buyer to Targets or of Targets to Buyer, except their respective obligations to maintain confidentiality as provided in this **Article 8** and to return documents as provided in **Article 10**, **Section 10.03.** If Buyer does not advise Targets within the 10-day period specified in the first sentence above that it wishes to terminate this Agreement, Buyer shall be considered to be satisfied with the information relating to Targets contained in the schedules or obtained during the course of its investigation, subject to Buyer's rights concerning

the continued accuracy of Targets' representations and warranties set forth in **Article 5**, **Section 5.04**.

ARTICLE 9

9.01. *Survival of Representations, Warranties and Indemnities*. The representations, warranties, and indemnities included or provided for in this Agreement or in any schedule or certificate or other document delivered pursuant to this Agreement shall survive the Closing Date for a period of two (2) years. No claim may be made under this article unless written notice of the claim is given within that two year period, and any claim made within such period shall survive until final resolution thereof.

9.02. *Indemnification*.

(a) The holders of Targets' Common Stock shall indemnify, defend, hold harmless, and reimburse Buyer and each of its subsidiaries, to the maximum extent of (but limited to) the Escrow Fund, from and against all losses, liabilities, costs, expenses, judgments, assessments, penalties, damages, deficiencies, suits, actions, claims, proceedings, demands, and causes of action, including but not limited to reasonable attorney fees, court costs, and related expenses, that were caused by, arose as a result of, or arose with respect to any of the following:

(i) Any inaccuracy in any representation or warranty, or any breach of any representation or warranty, of Targets under this Agreement or any schedule, certificate, instrument, or other document delivered pursuant to this Agreement;

(ii) Any failure of Targets duly to perform or observe any term, provision, covenant, or agreement to be performed or observed by Targets pursuant to this Agreement, and any schedule, certificate, agreement, or other document entered into or delivered pursuant to this Agreement;

(iii) Any inaccuracy whatsoever in the Balance Sheet;

(iv) The threatened or pending litigation matters disclosed on **Schedule 3.15 of the Disclosure Schedules;**

(v) Any and all liability for taxes of (or payable by) Targets attributable to any taxable period (or portion thereof) ending on or before the Closing Date, except to the extent of taxes taken into account in the calculation of the Working Capital, as finally determined;

provided, however, that Buyer and its subsidiaries shall not be indemnified and held harmless pursuant to **Section 9.01** of this Agreement unless and until such damages, losses, and expenses exceed twenty thousand dollars ($20,000), in which event Buyer and its subsidiaries shall be indemnified and held harmless in full up to the amount of the Escrow Fund. All claims under this provision for indemnity shall be made within the time period and in the manner provided for in **Section 9.03** of this Agreement and the escrow agreement attached as Exhibit B (the "**Escrow Agreement**").

(b) The Buyer shall indemnify, defend and hold harmless the Controlling Shareholders and other equity holders of the Targets for any 280E tax liability incurred by the Targets.

9.03. *Establishment of Escrow*. Upon Closing, the parties shall forthwith enter into an escrow to carry out the terms of this Agreement, and an indemnity escrow fund ("**Escrow Fund**") shall be created consisting of the amount of twelve million one hundred sixty thousand (12,160,000) of Buyer's Shares. Weintraub Law Group PC shall act as escrow agent ("**Escrow Agent**").

Escrow Agent shall hold and dispose of the Escrow Fund in accordance with the Escrow Agreement. The parties to this Agreement understand and agree to the terms of the Escrow Agreement, which when duly executed shall be incorporated as part of this Agreement.

The Escrow Fund shall remain in existence until the expiration of Targets' representations and warranties under **Article 9, Section 9.01**, as applicable (plus any extensions required by the terms of the Escrow Agreement) ("**Escrow Period**").

9.04 *Working Capital*. Working Capital (defined as Current Assets less Current Liabilities) as of the Closing Date shall be substantially equivalent to Working Capital presented on the Balance Sheet dated October 31, 2021. Failing this, the Escrow Fund will be used to cover the shortfall.

ARTICLE 10

10.01. *Termination*. In addition to the termination rights provided for in **Article 8**, this Agreement and the transactions contemplated under this Agreement may be terminated at any time before the Effective Time, either before or after the meeting of Targets' shareholders:

(a) By mutual written consent of Buyer and Targets;

(b) By Buyer if (1) there has been a material misrepresentation or a material breach of warranty in Targets' warranties set forth in this Agreement or in any schedule or certificate delivered pursuant to this Agreement, or (2) there has been a material breach of any of Targets' covenants or agreements set forth in this Agreement, in the case of each of clauses (1) and (2), which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Buyer to Target(c) By Targets if (1) there has been a material misrepresentation or a material breach of warranty in Buyer's warranties set forth in this Agreement or any certificate delivered pursuant to this Agreement, or (2) there has been a material breach of any of Buyer's or Buyer Subsidiaries' covenants or agreements set forth in this Agreement, in the case of each of clauses (1) and (2), which breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Targets to Buyer;

(d) By Buyer or Targets if any governmental entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the Merger and such order, decree, ruling, or other action shall have become final and nonappealable;

(e) By Buyer or Targets if there shall be any action taken, or any statute, rule, regulation, or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity, which would prohibit or restrict Buyer's ownership or operation of any portion of the business of Targets;

(g) By Buyer if it has determined that the business, assets, or financial condition of Targets, taken as a whole, have been materially and adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise; _

(h) By Targets or by Buyer if the Effective Time has not occurred by April 30, 2022; provided that the party seeking to terminate this Agreement pursuant to this clause (h) has not caused such failure to close by any action or inaction constituting a breach of any of the representations, warranties, covenants, or agreements contained in this Agreement;

(i) By Targets if it has determined that the business, assets, or financial condition of Buyer and its subsidiaries, taken as a whole, have been materially and adversely affected, whether by reason of changes, developments, or operations in the ordinary course of business or otherwise; or

(j) By Buyer if it enters into an agreement for the sale of all or substantially all of its business.

10.02. *Right to Proceed*. In the event that this Agreement is terminated pursuant to **Article 8***;* or **Article 10**, all further obligations of Buyer and of Targets under this Agreement shall terminate without further liability of Buyer to Targets or Targets to Buyer, except for the provisions set forth in **Articles 11, 14, and 15**, the confidentiality obligations of Buyer under **Article 8** and the obligations of Buyer under **Article 10, Section 10.03**; provided, however, despite anything in this Agreement to the contrary, that if Targets fails to furnish any of the schedules referred to in **Article 7** or fail to satisfy any of the conditions specified in **Article 5**, Buyer shall nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this Agreement, and if Buyer fails to satisfy any of the conditions specified in **Article 6**, Targets shall nonetheless have the right, in its discretion, to proceed with the transactions contemplated by this Agreement.

10.03. *Return of Targets' Documents in Event of Termination*. In the event of the termination of this Agreement for any reason, Buyer shall return to Targets all documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Buyer shall not use any information so obtained for any purpose and shall take all practicable steps to have such information kept confidential.

10.04. *Attorney Fees and Costs in Event of Termination*. In the event of the termination of this Agreement for any reason, each party shall bear its own costs and expenses, including attorney fees.

ARTICLE 11

11.01. *Public Announcement*. Neither Buyer nor Targets, without the consent of the other, shall make any public announcement or issue any press release with respect to this Agreement or the transactions contemplated by it, which consent shall not be unreasonably withheld, except as may be required by law or by any listing agreement with, or the policies of, a national securities exchange, in which case reasonable efforts shall be used to consult with the other party before such announcement or release.

ARTICLE 12

12.01. *Meeting of Targets' Stockholders*. Targets shall take all necessary steps to call a meeting of its stockholders to consider and vote approval of the Merger to be held within thirty (30) days from the date of this Agreement, which number of days includes adequate time for the preparation and mailing of proxy statements if applicable. In all proxy statements or other communications with the shareholders on this subject, Targets' board of directors shall recommend to the shareholders that they adopt the Plan of Merger and approve the terms of this Agreement.

ARTICLE 13

13.01. *Covenants*. Between the date of this Agreement and the Closing Date, Targets shall operate its business only in the ordinary course and in a normal manner consistent with past practice. During this period, Targets shall not encumber any asset or enter into any transaction or make any commitment relating to its assets or business otherwise than in the ordinary course of its business (consistent with its prior practices), or take any action that would render inaccurate any representation or warranty contained in this Agreement or would cause a breach of any other covenant under this Agreement, without first obtaining the written consent of Buyer. Buyer agrees that it shall use its best commercial efforts to remove Controlling Shareholders as personal guarantors of any loans or indebetedness of Targets. Buyer further agrees that it shall not unreasonably delay such removal.

ARTICLE 14

14.01. *Governing Law; Successors and Assigns; Counterparts; Entire Agreement*. This agreement (a) shall be construed under and in accordance with the laws of the State of California, regardless of laws that might otherwise govern under applicable principles of conflicts of laws thereof; (b) shall be binding on and shall inure to the benefit of the parties to the agreement and their respective successors and assigns; (c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts shall have been signed by each of the parties and delivered to Buyer and Targets; and (d) embodies the entire agreement and understanding, superseding all prior agreements and understandings, written or oral, between Targets and Buyer relating to the subject matter of this Agreement.

ARTICLE 15

15.01. *Notices*. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be considered to have been duly given on the date of service if served personally on the party to whom notice is to be given or sent via email, or on the second day after mailing if mailed to the party to whom notice is to be given, by first-class mail, registered or certified, postage prepaid, and properly addressed as follows:

To Targets and Targets' Subsidiaries at:

Pacific Reserve Nurseries, Inc.
22790 Fuji Way
Salinas, CA 93908
Attention: Brook Ea gle

Email: brook@pacificreservenursery.com
Phone: (510) 926-1404

With a copy to

Wykowski Law
235 Montgomery St., Suite 657
San Francisco, CA 94104
Attention: Chris Wood, Es q.
Email: cjw@wykowskilaw. com
Phone: (415) 788 4545

To Buyer and Buyer Subsidiaries at:

Kolaboration Ventures Corporation
183 Main Street
Rio Vista, CA 94571
Attention: Charles Wesley
Email: chuck@riovistafarms.com
Phone: (480) 225-1167

With a copy to

Weintraub Law Group PC
10085 Carroll Canyon Road, Suite 230
San Diego, CA 92131
Attention: Richard A Weintraub, Esq.
Email: rick@weintraublawgroup.com
Phone: (858) 566-7010

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

ARTICLE 16

16.01. *Amendments*. This agreement may be amended only by the written agreement of all parties; provided, however, that if amended after the meeting of the shareholders of Targets referred to in **Article 12**, the terms regarding the conversion of Targets' stock contained in **Section 2.01(c)** shall not be amended without the further approval of Targets' shareholders as required by law.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

BUYER:

Kolaboration Ventures Corporation

By: ____________________________
Martin Wesley, President

BUYER SUBSIDIARIES:

PRH Acquisition Corporation

By: ____________________________
Martin Wesley, President

PRN Acquisition Corporation

By: ____________________________
Martin Wesley, President

TARGETS:

Pacific Reserve Nursery, Inc.

By: ____________________________
Andy D’Amico, President

PR Brands LLC

By: ____________________________
Andy D’Amico, President

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

BUYER:

Kolaboration Ventures Corporation

By: ___________________________
Martin Wesley, President

BUYER SUBSIDIARIES:

PRH Acquisition Corporation

By: ___________________________
Martin Wesley, President

PRN Acquisition Corporation

By: ___________________________
Martin Wesley, President

TARGETS:

Pacific Reserve Nursery, Inc.

By: ___________________________
Andy D'Amico, President

PR Brands LLC

By: ___________________________
Andy D'Amico, President

Fuji Fire Flowers, LLC

By: ______________________________
Andy D'Amico, President

CONTROLLING SHAREHOLDER:

____
Brook Eagle

____
Andy D'Amico

____
William Tomlinson

Fuji Fire Flowers, LLC

By: ___________________________
Andy D'Amico, President

CONTROLLING SHAREHOLDER:

____
Brook Eagle

____
Andy D'Amico

____
William Tomlinson

Fuji Fire Flowers, LLC

By: ______________________________
Andy D'Amico, President

CONTROLLING SHAREHOLDER:

____
Brook Eagle

____
Andy D'Amico

____
William Tomlinson

EXHIBIT A-1

LETTER OF TRANSMITTAL FOR SHAREHOLDER'S SIGNATURE, TO BE RETURNED WITH CERTIFICATES REPRESENTING SHARES OF COMMON STOCK OF PR BRANDS, INC.

To Weintraub Law Group PC:

The undersigned are the holder(s) of record of the following described certificate(s) representing shares of common stock of PR Brands, Inc.:

Name and Address of Registered Stockholder(s) as Shown on Records of PR Brands, Inc.	Certificate Number(s)	Number of Shares
Brook Eagle 111 Bank Street, #1001 Grass Valley, CA 95945		419,915
William Tomlinson 2036 Nevada City Highway, #250 Nevada City, CA 95959		419'915
Andy D' Amico 660 Alfadel Lane Soquel, CA 95073		367,931
Bryce Hart 4160 Jade Street, #92 Capitola, CA 95010		90,106
Adam Aucella 315 Jordan Street Nevada City, CA 95959		86,640
Joshua Dillenger PO Box 1141 Nevada City, CA 95959		86,640
Henry Wykowski 235 Montgomery Street, Suite 657		58,482

Name and Address of Registered Stockholder(s) as Shown on Records of PR Brands, Inc.	**Certificate Number(s)**	**Number of Shares**
San Francisco, CA 94104		
Randa Hadayia 183 Washington St. Westwood, MA 02090		51,984
Jarrod Duggins 6919 Oak Leaf Circle Corona, CA 92880		51,984
Clifford Mueller 2808 Burton Drive Oakland, CA 94611		31,190
Brody Feuerhaken 3625 N. Main Street Soquel, CA 95073		27,725
Lael Eisman 1519 Caywood Road Lodi, NY 14860		20,794
Chris Wood 235 Montgomery Street, Suite 657 San Francisco, CA 94104		19,494
Total Number of Shares		1,732,800

The undersigned enclose(s) with this letter of transmittal the above-described certificate(s), to be exchanged for the number of Buyer's Shares entitled to under the Merger Agreement dated January 4, 2022 ("**Merger Agreement**") by and between Kolaboration Ventures Corporation and KVC Acquisition Corporation (collectively "**Buyer**"), PRH Acquisition Corporation, a California corporation, FFF Acquisition Corporation, a California corporation and PRN Acquisition Corporation, a California corporation (collectively "**Buyer Subsidiaries**"), PR Brands LLC, a California limited liability company, Fuji Fire Flowers, LLC, a California limited liability company and Pacific Reserve Nursery, Inc. a California corporation (collectively, "**Targets**") and

Brook Eagle, an individual, Andy D'Amico, an individual and William Tomlinson, an individual (collectively the "**Controlling Shareholder**"). It is understood that the undersigned shareholder(s) shall receive thirty-four million, six hundred fifty-six thousand (34,656,000) of Buyer's Shares (as defined in the Merger Agreement).

By executing this letter of transmittal, each of the undersigned represents that he or she (1) has read the Merger Agreement and its appendices, including but not limited to **Article 9** regarding the survival of warranties, indemnification, and the escrow fund; (2) understands, consents to, and agrees to be bound by the terms and conditions of the Merger Agreement, including the provisions for establishing and making payments from the escrow fund; and (3) has the legal authority to convey and transfer the shares of common stock listed above.

Name(s): ___________________________

Mailing Address: _______________________________________

Taxpayer Identification No. or SSN: ______________

Telephone No.: _________________

Dated: January __, 2022 ________________________________

____

(c) INSTRUCTIONS TO STOCKHOLDER:

You should complete, date, and sign this letter of transmittal and send it, together with your certificate(s) for shares of common stock of PR Brands, Inc., to

Weintraub Law Group PC

10085 Carroll Canyon Road, Suite 230

San Diego, CA 92131

An envelope addressed to the Exchange Agent is enclosed for your convenience. The signature(s) on the letter must correspond with the name(s) of the registered owner(s) of Targets common stock. If certificates are owned of record by two or more joint owners, all such owners must sign the letter of transmittal. If the letter of transmittal is executed by an officer on behalf of a corporation, or by an executor, administrator, trustee, guardian, attorney, agent, or other person acting in a fiduciary or representative capacity, proper evidence of the authority to assign, sell, and transfer the shares should be forwarded with the surrendered certificates. Questions regarding such evidence of authority may be referred to the Exchange Agent, attention Richard A. Weintraub at rick@weintraublawgroup.comor at (858) 566-7010.

Certificates should be surrendered without alteration, enlargement, or other change. The method of delivery of the certificates and the completed letter of transmittal to the Exchange Agent is at

the shareholder's option and risk, but certified or registered mail, properly insured, is recommended.

EXHIBIT A-2

LETTER OF TRANSMITTAL FOR SHAREHOLDER'S SIGNATURE, TO BE RETURNED WITH CERTIFICATES REPRESENTING SHARES OF COMMON STOCK OF PACIFIC RESERVE NURSERY, INC.

To Weintraub Law Group PC:

The undersigned are the holder(s) of record of the following described certificate(s) representing shares of common stock of Pacific Reserve Nursey, Inc.:

Name and Address of Registered Stockholder(s) as Shown on Records of Pacific Reserve Nursery, Inc.	**Certificate Number(s)**	**Number of Shares**
GSN Consulting, LLC	---------	784,320
SNL Salinas Partnerhip, Inc.	---------	522,880
Total Number of Shares		1,307,200

The undersigned enclose(s) with this letter of transmittal the above-described certificate(s), to be exchanged for the number of Buyer's Shares entitled to under the Merger Agreement dated January 4, 2022 ("**Merger Agreement**") by and between by and between Kolaboration Ventures Corporation and KVC Acquisition Corporation (collectively "**Buyer**"), PRH Acquisition Corporation, a California corporation, FFF Acquisition Corporation, a California corporation and PRN Acquisition Corporation, a California corporation (collectively "**Buyer Subsidiaries**"), PR Brands LLC, a California limited liability company, Fuji Fire Flowers, LLC, a California limited liability company and Pacific Reserve Nursery, Inc. a California corporation (collectively, "**Targets**") and Brook Eagle, an individual, Andy D'Amico, an individual and William Tomlinson, an individual (collectively the "**Controlling Shareholder**"). It is understood that the undersigned shareholder(s) shall receive twenty-six million, one hundred forty-four million (26,144,000) of Buyer's Shares (as defined in the Merger Agreement).

By executing this letter of transmittal, each of the undersigned represents that he or she (1) has read the Merger Agreement and its appendices, including but not limited to **Article 9** regarding the survival of warranties, indemnification, and the escrow fund; (2) understands, consents to, and agrees to be bound by the terms and conditions of the Merger Agreement, including the provisions for establishing and making payments from the escrow fund; and (3) has the legal authority to convey and transfer the shares of common stock listed above.

Name(s): ____________________________

Mailing Address: ______________________________________

Taxpayer Identification No. or SSN: ______________

Telephone No.: _________________

Dated: January __, 2022 _______________________________

____

(d) INSTRUCTIONS TO STOCKHOLDER:

You should complete, date, and sign this letter of transmittal and send it, together with your certificate(s) for shares of common stock of Pacific Reserve Nursey, Inc., to

Weintraub Law Group PC

10085 Carroll Canyon Road, Suite 230

San Diego, CA 92131

An envelope addressed to the Exchange Agent is enclosed for your convenience. The signature(s) on the letter must correspond with the name(s) of the registered owner(s) of Targets common stock. If certificates are owned of record by two or more joint owners, all such owners must sign the letter of transmittal. If the letter of transmittal is executed by an officer on behalf of a corporation, or by an executor, administrator, trustee, guardian, attorney, agent, or other person acting in a fiduciary or representative capacity, proper evidence of the authority to assign, sell, and transfer the shares should be forwarded with the surrendered certificates. Questions regarding such evidence of authority may be referred to the Exchange Agent, attention Richard A. Weintraub at rick@weintraublawgroup.comor at (858) 566-7010.

Certificates should be surrendered without alteration, enlargement, or other change. The method of delivery of the certificates and the completed letter of transmittal to the Exchange Agent is at the shareholder's option and risk, but certified or registered mail, properly insured, is recommended.

EXHIBIT B

ESCROW AGREEMENT

This escrow agreement (this "**Agreement**") is entered into as of January __, 2022 by and between Kolaboration Ventures Corporation, a Wyoming corporation ("**Buyer**"); PR Brands LLC, Fuji Fire Flowers, LLC and Pacific Reserve Nursery, Inc. ("**Targets**"); the following persons who are nondissenting shareholders of Targets (the "**Shareholders**") set forth on Appendix 1, attached hereto; and Brook Eagle, the agent of Targets shareholders ("**Shareholder Agent**"); and Weintraub Law Group PC, as escrow agent ("**Escrow Agent**").

Recitals:

Buyer and Targets have entered into a merger agreement dated as of January 4, 2022 (the "**Merger Agreement**"), and under the terms of Articles 2 and 9 of the Merger Agreement, an Escrow Fund has been or will be created to indemnify Buyer for certain losses that may occur after the Closing Date of the proposed merger; all capitalized terms used herein and not defined shall have the meaning assigned to them in the Merger Agreement;

Agreement:

It is agreed as follows:

1. *Escrow Fund; Escrow Holder.* The Escrow Fund shall consist of the amount specified in Section 9.03 of the Merger Agreement, attached as **Exhibit A** (the "**Escrow Amount**"). By virtue of the Merger Agreement and this Agreement, the nondissenting shareholders of Targets (the "**Shareholders**) shall be deemed to have received and deposited with Escrow Agent the Escrow Amount without any act of any Shareholder. Within 3 days after the Closing, the Escrow Amount, without any act of the Shareholders, shall be deposited with Escrow Agent, such deposit of the Escrow Amount to constitute an escrow fund (the "**Escrow Fund**"). Escrow Agent shall hold and dispose of the Escrow Fund in accordance with the terms and instructions of this Agreement. After complying with the terms of this Agreement, Buyer shall be entitled to obtain reimbursement from the Escrow Fund for all damages, losses, and expenses covered by the indemnity provided for in Article 9 of the Merger Agreement.

2. *Escrow Period.* (a) The Escrow Fund shall remain in existence until expiration of the representations and warranties pursuant to Section 9.01 of the Merger Agreement, plus any extension periods permitted by the terms of this Agreement (the "**Escrow Termination Date**"); provided, however, that the Escrow Fund shall be extended and shall not terminate with respect to any amount which, in the reasonable good faith judgment of Buyer, subject to objection of the Shareholders' Agent and the subsequent resolution in the manner provided in Paragraph 7 of this Agreement, is necessary to satisfy any then pending and unsatisfied claims specified in a Buyer's Certificate (as defined below) delivered to Escrow Agent prior to the Escrow Termination Date with respect to facts and circumstances existing prior to the Escrow Termination Date. As soon as all such claims have been resolved (the period from Closing to such time being referred in this Agreement to as the "**Escrow Period**"), Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund, if any, not required to satisfy such claims. Deliveries of the Escrow Amount out of the Escrow Fund to Shareholders pursuant to this Agreement shall be made

proportionate to the Shareholder's holdings of record of Common Stock immediately before the Effective Time of the Merger.

3. *Shareholder Agent.* By approving the Merger Agreement and/or the transactions contemplated thereby, Targets Shareholders have appointed Brook Eagle as the Shareholder Agent. Shareholder Agent shall act as the agent of the Shareholders for the purpose of receiving all notices, giving all approvals, making any objections, entering into settlements or compromises with respect to claims, and doing all other things and exercising all other rights of Shareholders pursuant to this Agreement. Shareholder Agent's fees, if any, and reasonable documented expenses for acting as agent shall be paid from the Escrow Fund at the expiration of the Escrow Period, subject to the prior satisfaction of any rights of Buyer to reimbursement from the Escrow Fund. Any notices or other communications to Shareholder Agent required or permitted pursuant to the terms of this Agreement shall be sufficiently given if sent by facsimile (with acknowledgment of complete transmission received) or registered or certified mail, postage prepaid, addressed to Shareholder Agent as follows, and notice to or from the Shareholder Agent shall constitute notice to or from the Shareholders:

Brook Eagle

[contact info]

Shareholder Agent may be removed from time to time on not less than 30 days prior written notice to Buyer upon the approval of the Shareholders of at least a two-thirds interest of the Escrow Fund. Any vacancy in the Shareholder Agent position may be filled by the holders of majority in interest of the Escrow Fund. Shareholder Agent shall not be liable for any act done or omitted under this Agreement as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify Shareholder Agent and hold Shareholder Agent harmless against any, loss, liability or expense incurred without negligence or bad faith on the part of the Shareholder Agent and arising out of or in connection with Shareholder Agent's duties under this Agreement, including the reasonable fees and expenses of legal counsel retained by Shareholder Agent. Subject to the prior satisfaction of any rights of Buyer to reimbursement from the Escrow Fund, and with the approval of the holders of a majority in interest of the Escrow Fund, Shareholder Agent may recover from the Escrow Fund at the end of the Escrow Period payments not yet paid for any expenses incurred in connection with the foregoing sentence.

4. *Escrowed Stock.* Escrow Agent shall hold and safeguard the escrow fund during the Escrow Period and shall treat it as a trust fund in accordance with the terms of this Agreement and not as the property of Buyer.

5. *Distributions to Buyer From Escrow Fund.* Upon receipt by Escrow Agent on or before the Escrow Termination Date of an officer's certificate ("**Buyer's Certificate**") signed by the president or any vice president of Buyer,

(a) Stating that Buyer and/or a Subsidiaries of Buyer has paid or properly incurred or accrued or reasonably anticipates that it may have to pay, incur, or accrue damages, losses, or expenses for

which Buyer or its Subsidiaries is entitled to reimbursement pursuant to this Agreement, in an aggregate stated amount, and

(b) Specifying in reasonable detail each individual item of damage, loss, or expense included in the aggregate amount so stated, the date each item was paid or properly accrued or the basis for any anticipated liability, and the nature of the misrepresentation, breach of warranty, or claim to which each item is related, Escrow Agent shall, subject to the provisions of Paragraph 7 of this Agreement, distribute to Buyer or its Subsidiaries, as promptly as practicable, cash or other property from the Escrow Fund to reimburse Buyer or its Subsidiaries for the stated damages, losses, or expenses.6. *Objections to Distributions from the Escrow Fund.* At the time of delivery of a Buyer's Certificate to Escrow Agent, a duplicate copy of the certificate shall be delivered to Shareholder Agent, and for a period of 30 days after delivery of the duplicate copy, Escrow Agent shall make no distribution pursuant to Paragraph 5 of this Agreement unless Escrow Agent has received written authorization from Shareholder Agent to make the distribution. After the expiration of the 30-day period, Escrow Agent may distribute cash or other property in accordance with Paragrpah 5 of this Agreement, provided that no such distribution may be made to which Shareholder Agent has objected in a written statement delivered to Escrow Agent before the expiration of the 30-day period.

7. *Settlement of Disputed Claims; Arbitration.* If Shareholder Agent objects in writing to the reimbursement of Buyer or its Subsidiaries for any claim made in any Buyer's Certificate, Shareholder Agent and Buyer shall attempt in good faith to agree on the rights of the respective parties regarding each disputed claim. If Shareholder Agent and Buyer do so agree, a memorandum setting forth the agreement shall be prepared and signed by both parties and shall be furnished to Escrow Agent. Escrow Agent shall be entitled to rely on any such memorandum, and may make distributions from the Escrow Fund in accordance with the terms of the memorandum. If no such agreement can be reached after good faith negotiation, either Buyer or Shareholder Agent may demand arbitration of the matter; and in such event the American Arbitration Association shall be asked to appoint one arbitrator to rule on the matter, such appointment to be in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. Any such arbitration shall be held in Contr Costa County, California, under the rules of the American Arbitration Association then in effect. The decision of the arbitrator about the validity of any claim in a Buyer's Certificate shall be binding and conclusive on the parties to the agreement; and despite anything in Paragraph 5 of this Agreement, Escrow Agent shall be entitled to make or withhold distributions from the Escrow Fund or otherwise act in accordance with the arbitrator's decision. Each party to the arbitration shall pay its own expenses, and the fee of the arbitrator and the administrative fee of the American Arbitration Association shall be paid one half by Buyer and one half by Shareholder Agent. Judgment on any award rendered by the arbitrator may be entered in any court having jurisdiction over the matter.

8. *Final Distributions of Escrowed Stock.* Promptly after the Escrow Termination Date, Escrow Agent shall distribute to the nondissenting shareholders of record of Targets Common Stock the stock escrowed pursuant to Paragrah 1 of this Agreement. As soon as all claims have been resolved, promptly after termination of the Escrow Period, Escrow Agent shall distribute to the Shareholders all escrowed stock remaining in the Escrow Fund not required to satisfy those claims and the unpaid fees and disbursements of Shareholder Agent. Distributions of escrowed stock to

the Shareholders pursuant to this Agreement, whenever made, shall be proportionate to the Shareholders' holdings of record of Common Stock immediately before the Effective Time of the Merger.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the day and year first above written.

BUYER:

Kolaboration Ventures Corporation

By: ____________________________
Martin Wesley, President

BUYER SUBSIDIARIES:

PRH Acquisition Corporation

By: ____________________________
Martin Wesley, President

PRN Acquisition Corporation

By: ____________________________
Martin Wesley, President

TARGETS:

Pacific Reserve Nursery, Inc.

By: ____________________________
___________, President

PR Brands, Inc.

By: ____________________________

___________, President

Fuji Fire Flowers, Inc.

By: ____________________________

___________, President

SHAREHOLDER AGENT:

____

Brook Eagle

SHAREHOLDERS of Pacific Reserve Nursery, Inc. and Fuji Fire Flowers, Inc.:

GSN Consulting, LLC

By: ____________________________

___________, Manager

SNL Salinas Partnerhip, Inc.

By: ____________________________

___________, CEO

SHAREHOLDERS of PR Brands LLC:

By: ____________________________

Brook Eagle

By: ____________________________

William Tomlinson

By: ____________________________

Andy D' Amico

By: ____________________________
Bryce Hart

By: ____________________________
Adam Aucella

By: ____________________________
Joshua Dillenger

By: ____________________________
Henry Wykowski

By: ____________________________
Randa Hadayia

By: ____________________________
Jarrod Duggins

By: ____________________________
Clifford Mueller

By: ____________________________
Brody Feuerhaken

By: ____________________________
Lael Eisman

By: ____________________________
Chris Wood

ESCROW AGENT:

Weintraub Law Group PC

By: ____________________________
Richard A. Weintraub, Esq.

EXHIBIT B

Appendix 1
Shareholders

PR Brands, Inc.

Member Name & Address

1. Brook Eagle
   111 Bank Street, #1001
   Grass Valley, CA 95945
2. William Tomlinson
   2036 Nevada City Highway, #250
   Nevada City, CA 95959
3. Andy D' Amico
   660 Alfadel Lane
   Soquel, CA 95073
4. Bryce Hart
   4160 Jade Street, #92
   Capitola, CA 95010
5. Adam Aucella
   315 Jordan Street
   Nevada City, CA 95959
6. Joshua Dillenger
   PO Box 1141
   Nevada City, CA 95959
7. Henry Wykowski
   235 Montgomery Street, Suite 657
   San Francisco, CA 94104
8. Randa Hadayia
   183 Washington St.
   Westwood, MA 02090
9. Jarrod Duggins
   6919 Oak Leaf Circle
   Corona, CA 92880
10. Clifford Mueller
    2808 Burton Drive
    Oakland, CA 94611
11. Brody Feuerhaken
    3625 N. Main Street
    Soquel, CA 95073
12. Lael Eisman
    1519 Caywood Road
    Lodi, NY 14860
13. Chris Wood
    235 Montgomery Street, Suite 657
    San Francisco, CA 94104

Pacific Reserve Nursery, Inc.

Member Name & Address:

1. GSN Consulting, LLC
   22790 Fuji Lane
   Salinas, CA 93908
2. SNL Salinas Partnerhip, Inc.
   20423 Devonshire Street
   Chatsworth, CA 91311

DISCLOSURE SCHEDULES

This schedule is made and delivered pursuant to the Merger Agreement dated January 4, 2022 (the "**Merger Agreement**") between Kolaboration Ventures Corporation and KVC Acquisition Corporation (collectively "**Buyer**"), PRH Acquisition Corporation, a California corporation, FFF Acquisition Corporation, a California corporation and PRN Acquisition Corporation, a California corporation (collectively "**Buyer Subsidiaries**"), PR Brands LLC, a California limited liability company Fuji Fire Flowers, LLC, a California limited liability companyand Pacific Reserve Nursery, Inc., a California corporation (collectively, "**Targets**") and Brook Eagle, an individual, Andy D'Amico, an individual and William Tomlinson, an individual (collectively the "**Controlling Shareholder**"). Targets are collectively called the "**Company**." All capitalized terms used herein but not defined shall have the meanings assigned to them in the Merger Agreement. Pursuant to the terms of the Merger Agreement, all items set forth in these schedules and the lists attached thereto are deemed to be part of the Merger Agreement.

LAND USE PERMITS & STATE CANNABIS LICENSES

The Company operates with the permission of Monterey County; which permission is currently being formalized in the form of one or more Land Use Permits. The issuance of the Land Use Permit(s) is in progress and pending only the completion of a CEQA Study. With the permission of Monterey County, the State has issued a number of Cannabis Licenses; all of which are needed for Company operations. All State Cannabis Licenses held by any of the Controlling Shareholders and related parties are included in this Agreement.

SCHEDULE 3.02: LIST OF JURISDICTIONS

Following is a list of the jurisdictions in which the Targets are qualified to do business including where it is qualified to do business as a foreign corporation:

California

SCHEDULE 3.03: LIST OF HOLDERS OF TARGETS' CAPITAL STOCK AND OPTIONS

Following is a list of (a) the names and most recent known addresses of the beneficial and record holders of shares of capital stock of the Targets, and (b) the number and type of shares of capital stock held by each such holder:

PR Brands, Inc.:

Member Name & Address	Percentage of Membership Interests	Number of Shares
Brook Eagle 111 Bank Street, #1001 Grass Valley, CA 95945	24.233%	419,915
William Tomlinson 2036 Nevada City	24.233%	419,915

Highway, #250 Nevada City, CA 95959		
Andy D' Amico 660 Alfadel Lane Soquel, CA 95073	21.233%	367,931
Bryce Hart 4160 Jade Street, #92 Capitola, CA 95010	5.2%	90,106
Adam Aucella 315 Jordan Street Nevada City, CA 95959	5%	86,640
Joshua Dillenger PO Box 1141 Nevada City, CA 95959	5%	86,640
Henry Wykowski 235 Montgomery Street, Suite 657 San Francisco, CA 94104	3.375%	58,482
Randa Hadayia 183 Washington St. Westwood, MA 02090	3%	51,984
Jarrod Duggins 6919 Oak Leaf Circle Corona, CA 92880	3%	51,984
Clifford Mueller 2808 Burton Drive Oakland, CA 94611	1.8%	31,190
Brody Feuerhaken 3625 N. Main Street Soquel, CA 95073	1.6%	27,725
Lael Eisman 1519 Caywood Road Lodi, NY 14860	1.2%	20,794
Chris Wood 235 Montgomery Street, Suite 657 San Francisco, CA 94104	1.125%	19,494
	TOTAL:	1,732,800

Pacific Reserve Nursery, Inc.:

Member Name & Address	Percentage of Membership Interests	Number of Shares

GSN Consulting, LLC	60%	784,320
SNL Salinas Partnerhip, Inc.	40%	522,880
	TOTAL:	**1,307,200**

Fuji Fire Flowers, Inc.:

Member Name & Address	**Percentage of Membership Interests**	**Number of Shares**
GSN Consulting, LLC	60%	784,320
SNL Salinas Partnerhip, Inc.	40%	522,880
	TOTAL:	**1,307,200**

SCHEDULE 3.04: LIST OF SUBSIDIARIES

Following is a list of the subsidiaries of Targets, and for each such Subsidiaries, (a) its state of incorporation, (b) the jurisdictions in which it is qualified to do business, (c) the authorized number of shares, (d) the number of shares issued and outstanding, and (e) if the Subsidiaries is not wholly owned Targets, the number of outstanding shares held by Targets and the number of outstanding shares held by, and the names of, other shareholders:

None

SCHEDULE 3.05: BALANCE SHEET AS OF OCTOBER 31, 2021

(attached)

Pacific Reserve Nursery

Balance Sheet

As of October 31, 2021

	TOTAL
ASSETS	
Current Assets	
Bank Accounts	
10004 Cash on hand - Vault	-10,706.50
10006 Cash on Hand - Admin	6,772.84
10008 Cash on Hand - Payroll	1,139.68
10010 Undeposited Funds - Total	
10010-1 Cash - Undeposited Funds	0.00
10010-2 Check - Undeposited Funds	0.00
Total 10010 Undeposited Funds - Total	**0.00**
10011 Pacific Valley Bank	-532,822.29
Total Bank Accounts	**$ -535,616.27**
Accounts Receivable	
11000 *Accounts Receivable	3,081,652.20
Total Accounts Receivable	**$3,081,652.20**
Other Current Assets	
11050 Due from PRN	0.00
12000 Inventory Nursery	2,598,617.00
12800 Inventory -Other	0.00
Total 12000 Inventory Nursery	**2,598,617.00**
12500 Inventory Products for Distribution	0.00
12700 KIVA Inventory	0.00
13000 Prepaid Expenses	262,083.76
19999 Uncategorized Asset	0.00
Total Other Current Assets	**$2,860,700.76**
Total Current Assets	**$5,406,736.69**

	TOTAL
Fixed Assets	
15000 Fixed Assets	0.00
15100 Nursery	30,000.00
15110 Build-Out Costs	2,248,822.55
15112 Build-Out Labor	341,067.20
15115 Build-Out Management	79,972.50
15125 Electrical	682,163.87
15128 Equipment Rentals	92,427.40
15130 Fencing	135,776.63
15135 Gutters	1,158,394.00
15140 Irrigation	383,852.12
15155 Lights	183,104.95
15158 Production Equipment	137,490.73
15160 Professional Fees & Submittals	82,356.50
15180 Security	51,300.20
15182 Site Costs	75,614.30
15185 Supplies	25,612.18
15250 Pump	0.00
Total 15100 Nursery	**5,707,955.13**
15157 Packaging Equipment	48,556.25
15190 Domestic Water System	35,977.30
15210 Generator	129,939.49
15300 Admin Furn & Eqpt	5,345.35
15600 Trucks and Trailers	60,500.00
15700 Vans	75,059.25
15900 Accumulated Depreciation	-1,932,784.72
Total 15000 Fixed Assets	**4,130,548.05**
Total Fixed Assets	**$4,130,548.05**
TOTAL ASSETS	**$9,537,284.74**

	TOTAL
LIABILITIES AND EQUITY	
Liabilities	
Current Liabilities	
Accounts Payable	
20000 Accounts Payable	1,083,439.79
Total Accounts Payable	**$1,083,439.79**
Credit Cards	
21110 AMEX Plum Card	-17,976.06
Total Credit Cards	**$ -17,976.06**
Other Current Liabilities	
20500 Due to FFF	0.00
21200 Due to BA Builders	0.00
21201 Intercompany - Pacific Reserve Brands	-12,511.05
21300 Due to Valley Floor Holdings (VFH)	7,149.26
21400 Due to Austin Business Finance LLC	620,000.00
22001 Taxes Payable - State Excise Taxes	-4,562.74
22003 Taxes Payable - State Cultivation Tax	55,832.13
22011 Taxes Payable - Monterey County Sqft Tax	190,832.00
22013 Taxes Payable - County Gross Receipts Tax	16,854.01
23001 Liability Insurance Payable	25,769.88
24000 Payroll Liabilities	7,352.53
26004 Next Wave Premium Finance of Ca.	0.00
27000 KIVA - Advances on Sales	618,500.78
28000 Prepaid Income - DNA	1,182,870.00
28100 Prepaid income - KIVA COD FLOWER	0.00
CDTFA Payable	0.00
Total Other Current Liabilities	**$2,708,086.80**
Total Current Liabilities	**$3,773,550.53**
Long-Term Liabilities	
26001 Ford Motor Credit - 57511553	5,356.07
26002 Ford Motor Credit - 57645411	0.00
26003 Ford Credit - 58345074	0.00
26005 Ford Motor Credit-58985200	18,186.64
26006 Ally 227-9670-74863	27,601.31
Total Long-Term Liabilities	**$51,144.02**
Total Liabilities	**$3,824,694.55**
Equity	
30000 Members' Equity	8,849.35
30300 Member - GSN Group	0.00
30400 Member 2	-10,000.00
31500 Member - Investor	4,969,216.00
35000 Retained Earnings	1,098,057.23
Net Income	-353,532.39
Total Equity	**$5,712,590.19**
TOTAL LIABILITIES AND EQUITY	**$9,537,284.74**

PR Brands LLC
Balance Sheet
As of October 31, 2021

		Total
ASSETS		
Current Assets		
Bank Accounts		
10001 CHASE Bank Account		250,136.02
10004 Cash on hand -Encinal Farm		-25,467.47
10005 Cash on hand - Sacramento		19,313.57
Total Bank Accounts	**$**	**243,982.12**
Accounts Receivable		
11000 Accounts Receivable (A/R)		3,517,894.29
Total Accounts Receivable	**$**	**3,517,894.29**
Other Current Assets		
10010 Undeposited Funds		0.00
11300 Loan to Highly Productive Enterprises		65,437.50
11400 Loan Receivable - Andy		40,000.00
12000 Inventory		0.00
12500 Inventory for Distribution		0.00
12700 KIVA Inventory		0.00
Repayment		
Cash Advance		-800.00
Total Repayment	**-$**	**800.00**
Total Other Current Assets	**$**	**104,637.50**
Total Current Assets	**$**	**3,866,513.91**
Fixed Assets		
15000 Fixed Assets		63,605.48
15110 Fixed Asset Build Out Cost		200,595.42
15120 Land Improvements		1,068,595.68
Total Fixed Assets	**$**	**1,332,796.58**
TOTAL ASSETS	**$**	**5,199,310.49**
LIABILITIES AND EQUITY		
Liabilities		
Current Liabilities		
Accounts Payable		
22000 Accounts Payable (A/P)		2,630,843.90
Total Accounts Payable	**$**	**2,630,843.90**
Credit Cards		
21110 AMEX Credit Card		-57,244.83
21120 JD Credit Card		9,850.69
Total Credit Cards	**-$**	**47,394.14**
Other Current Liabilities		
21000 Due to Valley Floor Holding		-15.06
21100 Due to/from Pacific Reserve Nursery		-78,810.38

21130 Due To/From Herbal Cruz		-41,397.45
22001 Excise Tax Payable		28,925.68
24000 Payroll Tax Payable		
24001 CA PIT/SDI		1,775.09
24002 Federal Taxes (941)		4,303.83
24003 CA SUI/ETT		751.34
24004 Federal Unemployment (940)		191.30
Total 24000 Payroll Tax Payable	**$**	**7,021.56**
25000 Sales owed to PRN		105,300.00
25100 Sales Owed to Totaleaf		9,308.65
Direct Deposit Payable		0.00
Total Other Current Liabilities	**$**	**30,333.00**
Total Current Liabilities	**$**	**2,613,782.76**
Long-Term Liabilities		
23000 Loan Payable - Amanda Lamberton		45,000.00
23100 Kenny Trust		1,200,000.00
23200 Loan Payable - Josshua Deninginger		140,000.00
Total Long-Term Liabilities	**$**	**1,385,000.00**
Total Liabilities	**$**	**3,998,782.76**
Equity		
31500 Owner's Investment		225,482.54
35000 Retained Earnings		-122,306.00
Net Income		1,097,351.19
Total Equity	**$**	**1,200,527.73**
TOTAL LIABILITIES AND EQUITY	**$**	**5,199,310.49**

SCHEDULE 3.08: REAL AND TANGIBLE PROPERTY OF TARGETS (EXCEPT INVENTORY)

Targets and Controlling Shareholder represent and warrant to Buyer and Buyer Subsidiaries as follows:

1. The Real Property and Tangible Personal Property described on the attached list constitutes all of the Real Property and Tangible Personal Property owned or leased by the Company as of the Balance Sheet Date, except for Real Property or Personal Tangible Property that has been disposed of as specified in this schedule.

2. Except as set forth on Schedule 3.08:

(a) The Company has not purchased, sold, contracted to purchase or sell, taken or given any options on, or entered into any leases of any Real Property or interests in Real Property since the Balance Sheet Date.

(b) The buildings and operations of the Company do not encroach on the property of others; all such buildings and the machinery and equipment therein that are in regular use are in good working order and in good state of repair; and all such buildings and operations conform in all material respects with all applicable ordinances, regulations, and zoning laws.

(c) All parcels of land included in such real property purporting to be contiguous to other parcels are contiguous and not separated by strips or gores.

(d) The Company has good and marketable title to all Real Property and Tangible Personal Property and interests in Real Property and Tangible Personal Property listed as owned by it free and clear of all liens, claims, options, or other encumbrances.

(e) Each lease described on the attached list is a valid and binding agreement in accordance with its terms; no default exists under any provision of any such lease, and the Merger pursuant to the Merger Agreement will not result in the termination of any such lease, require the consent of any other party to the lease, or bring into operation any other provision of the lease.

(f) No Real Property or interests in Real Property owned or controlled directly or indirectly by any of the directors or officers of the Company adjoins or abuts in any degree any real property owned or leased by the Company.

(g) None of the Real Property owned, leased, or occupied by the Company contains or has contained asbestos, PCB transformers, or other hazardous, toxic, or contaminated materials or substances, or underground storage tanks (“hazardous substances”), nor does the Company use such hazardous substances in the course of its business. The Company is delivering herewith its true and correct copies of all reports, studies, test results, advisories, and similar documents involving or related to the issue of the existence or nonexistence of hazardous substances on or in the real or personal property owned, leased, or occupied by the Company. The term “hazardous, toxic, or contaminated materials or substances” is used in its broadest sense and includes, but is

not limited to, petroleum base products, paints and solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonium compounds, asbestos, PCBs, and other chemical products.

Real Property:

1. Leases for Real Property:Sublease Agreement, dated January 1, 2021 by and between Grupo Flor Leasing I, LLC ("Master Tenant") and PR Brands, LLC ("Lessee") for property located at 26000 Encinal Road, Salinas, California 93908.

2. Lease Agreement, commencing August 1, 2021, by and between June Uemura, trustee of the Gatanaga Family 1991 Trust ("Landlord") and Coastal Growers Guild, LLC ("Tenant") for the that certain portion of the premises located at 22790 Fuji Lane, Moneterey, California

3. Comercial Building Lease, dated September 30, 2019, by and between PR Brands LLC ("Tenant") and Power 4011 LLC et al ("Landlord") for the premises located at 4011 Power Inn Road, Sacramento, California 95826.

Tangible Personal Property owned free and clear:

1. 2011 Dodge (VIN 3D7JVLEP3BG515774)
2. 2008 Isuzu (VIN JALE5W16587900164)
3. 2007 Toyota (VIN 5TFBV58137X005165)
4. 2000 Ford (VIN 1FTYR10V1YTB38926)
5. 2004 Ford Ranger Non Op Truck
6. 2019 Ford (VIN NMOLS7E25K1387083)

Tangible Personal Property leased or subject to financing:

1. 2020 Ford Transit Connect
2. 2020 Ford Transit Van
3. Trailer, presently used as office at the grow site, leased from month to month
4. Equipment Lease dated July 10, 2020 by and between J. Harris Industrial Water Treatment Inc. and Pacific Reserve Nursery.
5. Compact Track Loader – financed to Coastal Growers Guild, paid for by Pacific Nursery Reserve, Inc.

SECTION 3.09: INVENTORY

Targets and Controlling Shareholders represent and warrant to Buyer and Buyer Subsidiaries that, except as set forth on **Schedule 3.09 of the Disclosure Schedule**, the Inventory is owned by Targets free and clear of all liens, claims, charges, options, or encumbrances:

1. Future Receivables Sale Agreement, dated November 5, 2021 by and between Austin Business Finance, LLC ("Purchaser") and Pacific Reserve Nursery LLC ("Merchant") and Andrew D'Amico, Brook Eagle and William Tomlinson (whether one or more, the "Guarantor")

2. Future Receivables Sale Agreement, dated July 20, 2021 by and between Austin Business Finance, LLC ("Purchaser") and Pacific Reserve Nursery LLC ("Merchant") and Andrew D'Amico, Brook Eagle and William Tomlinson (whether one or more, the "Guarantor")

SECTION 3.10: INTELLECTUAL PROPERTY OF TARGETS

Targets and Controlling Shareholder represent and warrant to Buyer and Buyer Subsidiaries as follows:

1. Attached is a complete and accurate list of (a) all inventions, invention studies (whether patentable or unpatentable), designs, patents, patent applications, copyrights, copyright registrations, copyright registration applications, trademarks, trademark registrations, trademark registration applications, service marks, service mark registrations, service mark registration applications, trade dress, trade names, trade secrets, secret processes, secret formulas, and technical information and know-how (hereinafter collectively called the "Intellectual Property") that the Company owns or uses (whether or not under license from third parties), together with identification of the owner of record of each listed item of Intellectual Property; (b) all agreements, together with identification of all parties to such agreements, under which the Company either obtains or grants the right to use any of the listed items of Intellectual Property; and (c) all opinions of counsel (whether in house or outside) on the validity, infringement, or enforceability of any patent owned or controlled by a party other than the Company that relates to any aspect of the Company's business.

2. To the extent indicated on the attached list, appropriate filings, registrations, or issuances have been made with or by the appropriate governmental agencies of the United States, any of the states, and all applicable foreign countries with respect to the various items of Intellectual Property on the list.

3. Except as set forth on the attached list,

(a) The Company is the sole and exclusive owner or licensee of all of the listed inventions, designs, patents, patent applications, trade secrets, secret processes, secret formulas, technical information and know-how, and has the sole and exclusive right to use all of the same.

(b) The Company is the sole and exclusive owner or licensee of all the listed trademarks, trademark registrations, trademark registration applications, service marks, service mark registrations, service mark registration applications, trade dress, and trade names, and has the sole and exclusive right to use the same in connection with the products or services with which they have been or are now being used.

(c) The Company is the sole and exclusive owner or licensee of the listed copyrights, copyright registrations, and copyright registration applications, and has the sole and exclusive right to use the materials covered thereby.

(d) All of the listed Intellectual Property is free and clear of any attachments, liens, or encumbrances, and none is subject to any outstanding order, decree, judgment, stipulation, or agreement restricting the scope of the use to the same.

(e) There are no claims or demands of any other person, firm, or corporation (other than attorneys' charges for services rendered to or expenses incurred on behalf of the Company) pertaining to the listed Intellectual Property or license agreements, and no proceedings have been instituted, are pending, or are threatened that challenge the rights of the Company in respect to the same.

(f) None of the listed Intellectual Property infringes on the rights of others, and to the best of the Company's Knowledge, none of the rights pertaining to the listed intellectual property are being infringed by others.

(g) During the last 10 years neither the Company nor any predecessor of the Company has been charged with or has charged others with infringement, unfair competition, or violation of rights with respect to any patent, trademark, service mark, trade dress, trade name, or copyright, or with wrongful use of confidential information, trade secrets, or secret processes.

(h) There are no unexpired patents necessary for the manufacture of the products of the Company or necessary to the apparatus or methods employed by the Company in manufacturing or producing its products, other than unexpired patents held by the Company or unexpired patents under which the Company is licensed.

(i) The Company is not, to the Company's Knowledge,using any patentable inventions, confidential information, trade secrets, or secret processes of others.

(j) All engineering and technical employees of the Company are required by the terms of their employment to assign to the Company all inventions or patents relating to the business of the Company or made during the course of their employment with the Company or with the use or assistance of its facilities.

(k) Each license agreement and each agreement regarding know-how or technical assistance described on the attached list is valid and binding in accordance with its terms and is in full force and effect; neither the Company nor any other party to any such agreement has breached any material provision or is in default in any material respect under the terms of that agreement; and the merger of the Company will not result in termination of any such agreement, require the consent of any party to any such agreement, or bring into operation any provision of any such agreement.

<u>List of Trademarks:</u>

Serial Number 88/269,472, Class 42

The above and any common law rights to the "Pacific Reserve" IP are licensed to KIVA in connection with their distribution contract of Pacific Reserve products.

<u>Social Media and Web Content:</u>

IG@Pacificreserve:

Facebook Pacific Reserve account

WeedMaps Pacific Reserve account

Dutchie – Pacific Reserve

www.Pacificreservebrands.com

@pacificreservenursery.com

SCHEDULE 3.14: UNDISCLOSED LIABILITIES

Loans and Advances

1. Secured Promissory Note, dated February 18, 2021 by and between PR Brands LLC ("Borrower") and HKU Properties LLC ("Lender") in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00)
2. Future Receivables Sale Agreement, dated November 5, 2021 by and between Austin Business Finance, LLC ("Purchaser") and Pacific Reserve Nursery LLC ("Merchant") and Andrew D'Amico, Brook Eagle and William Tomlinson (whether one or more, the "Guarantor")
3. Future Receivables Sale Agreement, dated July 20, 2021 by and between Austin Business Finance, LLC ("Purchaser") and Pacific Reserve Nursery LLC ("Merchant") and Andrew D'Amico, Brook Eagle and William Tomlinson (whether one or more, the "Guarantor")
4. An advance from Kiva to Pacific Reserve in the amount of $440,000, which is being paid back at 40k per month, undocumented.
5. Standard Promissory Note, dated October 1, 2019 by and between Pacific Reserve Brands with William Tomlinson acting as an Office ("Borrower") and Josh Deninger and Amanda Lamberton, as individuals in the amount of Two Hundred Thousand Dollars ($200,000).

Outstanding Taxes

1. Pacific Reserve Nursery owes the IRS $37,447 from its 2020 1120 income tax return.
2. Fuji Fire Flowers owes the IRS $100,417 from its 2020 1120 income tax return.
3. Pacific Reserve Brands owes the CDTFA $800 for its 2020 filing.
4. There was a missed payment to the CDTFA in September of 2020 for $87,193.79, which has incurred a penalty of $52,316. The penalty is presently being disputed.

Litigation Amounts

1. See Schedule 3.15.

Missed Salaries

There are present salaries owed to the Controlling Shareholders and one additional shareholder in the following amounts:

1. Andy D'Amico - $55,000
2. Brook eagle - $55,000
3. William Tomlinson - $55,000
4. Bryce Hart - $45,000

SCHEDULE 3.15: LITIGATION OF TARGETS

Targets and Controlling Shareholder represent and warrant to Buyer and Buyer Subsidiaries that except as set forth below or on the attached list:

1. There are no claims, actions, suits, or proceedings pending or threatened (a) against or affecting the Company or the properties or business of the Company, or (b) that would prevent or hinder the consummation of the Merger.

2. The Company is not charged with violation of, or threatened with charges of violation of, or under investigation with respect to a possible violation of any provision of any federal, state, or local law or administrative ruling or regulation relating to any aspect of its business.

Pending or Threatened Actions.

1. *DNA CA, Inc. v Pacific Reserve Nursery et al.,*
   Monterey County Superior Court No. 21CV002850

2. *Moselle v Guild Enterprises, Inc. et al*
   Alameda County Superior Court No. HG19025945
   (Pacific Reserve nursery, as well as Billy Tomlinson and Brook Eagle are defendants in this action)

3. *In re Sonia Murillo*
   Investigation claimed filed with the EEOC by Sonia Murillo. The investigation was closed by the EEOC.

4. *Patricia Gonzalez v. Pacific Reserve Nursery, LLC*
   State Labor Commissioner Case No. RCI-CM-840121

SCHEDULE 3.19: LABOR DISPUTES

Contracts with Unions

1. [Labor Peace Agreement]

Labor Disputes

1. *In re Sonia Murillo*
   Investigation claimed filed with the EEOC by Sonia Murillo. The investigation was closed by the EEOC.

2. *Patricia Gonzalez v. Pacific Reserve Nursery, LLC*
   State Labor Commissioner Case No. RCI-CM-840121

SCHEDULE 3.20: CONTRACTS OF TARGETS

Disclosures pursuant to Section 3.20(a):

Section 3.20(a):

1. Sales Representative Contract dated July 7, 2021 by and between Pacific Reserve and Erik Cruze.
2. Sales Representative Contract dated August 19, 2021 by and between Pacific Reserve and Nicholas Cohen.
3. Regional Sales Manager Contract dated October 25, 2021 by and between Pacific Reserve and Paul Peterson.
4. Sales Representative Contract dated August 26, 2021 by and between Pacific Reserve and Wayne Richardson.

Section 3.20(c)

1. [Labor Peace Agreement]

Section 3.20(d)

1. Trailer, presently used as office at the grow site, leased from month to month
2. Equipment Lease dated July 10, 2020 by and between J. Harris Industrial Water Treatment Inc. and Pacific Reserve Nursery.

3.

Section 3.20(g)

1. Secured Promissory Note, dated February 18, 2021 by and between PR Brands LLC (“Borrower”) and HKU Properties LLC (“Lender”) in the amount of One Million Five Hundred Thousand Dollars ($1,500,000.00)
2. Future Receivables Sale Agreement, dated November 5, 2021 by and between Austin Business Finance, LLC (“Purchaser”) and Pacific Reserve Nursery LLC (“Merchant”) and Andrew D’Amico, Brook Eagle and William Tomlinson (whether one or more, the “Guarantor”)
3. Future Receivables Sale Agreement, dated July 20, 2021 by and between Austin Business Finance, LLC (“Purchaser”) and Pacific Reserve Nursery LLC (“Merchant”) and Andrew D’Amico, Brook Eagle and William Tomlinson (whether one or more, the “Guarantor”)
4. An advance from Kiva to Pacific Reserve in the amount of $440,000, which is being paid back at 40k per month, undocumented.

5. Standard Promissory Note, dated October 1, 2019 by and between Pacific Reserve Brands with William Tomlinson acting as an Office ("Borrower") and Josh Deninger and Amanda Lamberton, as individuals in the amount of Two Hundred Thousand Dollars ($200,000).
    a.

Section 3.20(h)

1. Distribution Agreement dated January 6, 2021, by and between PR Brands LLC and Kiva Sales and Service, Inc.

1. Pacific Reserve Nursery owes the IRS $37,447 from its 2020 1120 income tax return.
2. Fuji Fire Flowers owes the IRS $100,417 from its 2020 1120 income tax return.
3. Pacific Reserve Brands owes the CDTFA $800 for its 2020 filing.
4. There was a missed payment to the CDTFA in September of 2020 for $87,193.79, which has incurred a penalty of $52,316. The penalty is presently being disputed.

SECTION 3.22: IMPORTANT SUPPLIERS AND CUSTOMERS OF TARGETS

3.22(a). Customers

Valley Health Options Collective
COCO FARMS LLC
Perfect Union - Northside
Green Remedy
Perfect Union - Marysville
Garden of Eden
The People's Remedy
Urbana Geary
Calwave Enterprises Inc
Perfect Union - Wildseed Wellness
Santa Cruz Naturals Royal Oaks
AARDVARKS TRADING POST
Santa Cruz Naturals
Perfect Union - Eastside
Mountain Remedy
Davisville Business Enterprises Inc.
US Bloom
Elemental Wellness Center
Off The Ridge
A Therapeutic Alternative
1841 El Camino (Horizon)
Super Clinik

HIGHER LEVEL OF CARE HOLLISTER INC.
Herbal Cruz
Higher Level Seaside
Megan's Organic Market
HTP Group
Flor X, Inc. - Distro
Perfect Union - Morro Bay
Patient Care First - Distro
Cookies Hayward
Flora Terra
Doctor's Choice
Coastal - Santa Barbara
ALTERNATIVES, A HEALTH COLLECTIVE
Hazy Bulldog Farms LLC
Ironworks Collective, Inc.
TAHOE WELLNESS CENTER
Airfield Supply Co.
DRO Distro
Urbana Mission
RIO VISTA FARMS LLC
SGI Jurupa, LLC.
The Honest Choice
One Plant - Atwater
Grass Roots
Haze
HPC - Port Hueneme
LYTT, LLC
Pure Life - Combined License
West Cliff Provisions, Inc.
Big Sur Cannabotanicals
Token Farms
One Plant - Goleta
Davis Cannabis Collective (DCC)
Dixon Wellness Center
Nibble This
MISSION ORGANIC CENTER
NHC - Grover Beach
CV Wellness, INC
Life Enhancement Services
Sugar Budz
Connected - Stockton
Highway 29 Health Care-Vallejo

Goddess Delivers
One Plant - Castroville
Curbstone Exchange
SEPTEM COMA INC. : South Sacramento Care Center
Prussian Sticks LLC / Flower Co.
Connected - Sacramento
Perfect Union - Seaside
Organic Greens Collective (OGC Goleta)
King's Crew
Barbary Coast
F Street Dispensary
Reefside
Main St Supply
Culture - Mira Loma
Theraleaf - Distro
NHC - Lemoore
Perfect Union - Shasta
Perfect Union - Turlock
Modesto Cannabis Collective
ELEVATION 2477, LLC
Cookies Merced
San Bernardino H ST
Authentic 909 LLC
The Prime Leaf
MMD Marina del Rey
SGI SUISUN LLC
SGI RETAIL LLC
Herbal Pain Relief-Mission Hills
Foothill Health and Wellness
Herb N Joy - Hanford
Exclusive Care Delivery
Ironworks Collective, INC. (Distro)
Olive Drive Enterprises, Inc.
Calaveras Little Trees
Green Bean
dba Mankind WILD WEST INDUSTRIES, INC.
NUG - San Leandro
The Green Goddess Collective
Humble Root
Redwood Herbal Alliance
Colay Health Center
MediThrive

Firefly Marin
Lit La Mesa
Bloom Room
One Plant - CHAI Cannabis Co - Santa Cruz
The Roots Dispensary
Ganja Goddess Delivery - Oakland
CannaCruz
One Plant - El Sobrante
Joy of Wellness of Palm Springs
BCOK, Inc.
RED MOON
Responsible Patient Care (SPARC)
Redwood Coast Collective
The Hook
Perfect Union - Weed
Emerald Perspective Cooperative Inc
BASA- Bay Area Safe Alternatives
Port City Alternative-Stockton - Medicinal
Culture - Harvest Corner
Greenrush
One Plant - Salinas
Culture - Long Beach
TERP INC
Strategic Green Partners, LLC
NHC - Morro Bay
The Grove La Mesa, Inc. - Medicinal
One Plant - Anitoch
Greenhouse Herbal Center
Doobie Nights
Golden Essentials Delivery - Salinas
The People's Kush
Embarc Alameda
Perfect Union - Ukiah
Alpine Alternative
Mercy Wellness - Cotati
Buds and Roses
Natural Remedies Caregivers
Perfect Union - Riverbank
The M.O.C.
SPARC- Haight Street
Essence
Off the Charts - Vista

Mercy Wellness - Santa Rosa
Marin Alliance
Connected - SF
Cannaco Research Corp
From The Earth / DBO Investments LB, LLC
Napa Cannabis Collective
Harvest of Napa, INC- Napa - Medicinal
Canopy Club
Holistic Alternative Inc. #57/D
KMBM, Inc.
Hey High Delivery
Flower & Leaf
West Coast Cannabis Club
Holistic Healing Collective
Coastal Delivery - Santa Barbara
Euflora
The Station
Wings of Wellness (IE &OC)
Coastal - Stockton
CB1 Coastside, LLC
WellGreens
Lux
CDXX LLC
Greenwolf Bellflower
Progressive Horizon Inc. (Buddha Co #2)
7 Points Group, INC
Conscious Consulting and Yoga Inc.
OG Arabian Nights LLC
Culture - Banning
Flower Market Delivery
Harvest of Venice
Delta Health & Wellness
Zen Garden Wellness
Tree Factory - Port Hueneme
Fountain Of Wellbeing A Cooperative Corporation
(K
Perfect Union - Lompoc
Kepos Enterprises, Inc.
Natural Herbal Pain Relief
Dank City
The Clinik (Retail)
Greenwolf
EVR Managers LLC

One Plant - Lompoc
THC SD
420 Strains
Culture - Beverly Hills (BARC)
Phytologie Wellness Center - Micro
Barbary Coast - Sunset
United 415, Inc.
MERCED BUSINESS VENTURES
HHC
Yerba Buena Logistics Services
Ascent Mammoth
Coastal - Vallejo
Eureka Sky
Metro Cannabis Collective
NorCal Holistics
Butter
Markt Dispensary
Foothill Wellness Center
High Times Redding- SYNERGY
VERSAGENIX INC.
Higher Planes Medical Group
Purple Punch
Cannazon
Higher Level GREENFIELD, INC
Dragonfly Wellness Center
SGI MARINA LLC
Kushagram - Sacramento
Off the Charts - Palm Springs
Central Coast Wellness Center
Holdings Of Harvest, CA LLC
The Higher Conscious
The Medicine Woman
SPARC Sebastopol
Revo Group , LLC
515 Broadway
Weed On Wheel LLC
Vista TradeCraft
Kushagram - Oakland
ILLA Canna
Garden State Nectar, Inc.
Flower Power SF
California Alternative Caregivers

Cookies Coalinga
Sacramento Cannabis Delivery Services

3.20(b). Suppliers

CGA Packaging Inc.
Taral Plastics
THC Label Solutions
Vital Garden Supply
Grow Generation
Nutrien AG Solutions

SECTION 3.23: EMPLOYEE BENEFIT MATTERS OF TARGETS

None

SECTION 3.24: EMPLOYMENT MATTERS OF TARGETS

[Please include the requested information from section 3.24(a)(i), pasted for reference below, for each person as necessary:

3.24(a)(i): Schedule 3.24 of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Business as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (A) (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate or hourly wage; (v) commission, bonus or other incentive-based compensation potential; (vi) business location; (vii) status (i.e., active or inactive and, if inactive, the type of leave and estimated duration); (viii) vacation, sick and paid time off and any accrued unpaid balances of vacation, sick , and paid time off, and (ix) a description of the fringe benefits provided to each such individual as of the date hereof; and (B) whether such employee is classified as exempt or non-exempt for wage and hour purposes (and, if exempt, the type of exemption relied upon).]

1. Erik Cruze
2. Nicholas Cohen
3. Paul Peterson
4. Wayne Richardson

[3.24(a)(ii): complete and accurate list of all independent contractors, consultants, temporary employees or leased employees of Targets and classified by Targets ("**Contingent Workers**"), showing for each Contingent Worker such Contingent Worker's role in the Business, fee or compensation arrangements, term of relationship, any notice period required for termination of the independent contractor relationship by either Targets or the independent contractor, and other material contractual terms with Targets]

1.

SCHEDULE 5.07: CONSENTS

[All consents of other parties to the mortgages, notes, leases, franchises, agreements, licenses, and permits of Targets necessary to permit consummation of the Merger shall have been obtained, as set forth on Schedule 5.07 of the Disclosure Schedules.]

EXHIBIT C

[5.10. *Employment Agreements*. Those executives and employees of Targets designated by Buyer on **Exhibit C** attached hereto have entered into employment agreements on terms satisfactory to such executives or employees and their respective counsel and to Buyer and its counsel.]

Brook Eagle
Andy D'Amico
William Tomlinson